Filed Pursuant to Rule 424(b)(5)

Registration No. 333-282706

Prospectus Supplement (To Prospectus dated November 8, 2024)

VISTA GOLD CORP.

15,600,000 Common Shares

We are offering 15,600,000 common shares (the “Offering”) at a price of $2.50 per common share (the “Offering Price”). The common shares are being offered pursuant to an underwriting agreement dated February 26, 2026 (the “Underwriting Agreement”), as more fully described under the section entitled “Underwriting” on page S-17 of this prospectus supplement, among us and CIBC World Markets Inc. as the sole bookrunner (the “Sole Bookrunner”), and the underwriters signatory to the Underwriting Agreement as set forth in Schedule 1 thereto (such underwriters, the “Co-Managers” and, collectively with the Sole Bookrunner, the “Underwriters” and each individually, an “Underwriter”).

The common shares are being offered and sold in this Offering under U.S. federal securities laws pursuant to the registration statement of which this prospectus supplement and the accompanying base prospectus forms a part and are being offered and sold to purchasers resident in all of the Provinces of Canada other than Quebec pursuant to the listed issuer financing exemption from Canadian prospectus requirements under Part 5A of National Instrument 45-106 — Prospectus Exemptions (“NI 45-106”), as modified by Coordinated Blanket Order 45-935 – Exemption from Certain Conditions of the Listed Issuer Financing Exemption (collectively, the “LIFE Exemption”).

Our common shares are listed on the NYSE American LLC (the “NYSE American”) and the Toronto Stock Exchange (the “TSX”), in each case under the symbol “VGZ”. The closing price of our common shares on February 25, 2026 on the NYSE American was $2.83 and on the TSX was Cdn$3.89. We have applied to the NYSE American and TSX for the listing of the common shares. Listing of the common shares will be subject to us fulfilling all the listing requirements of each of the NYSE American and TSX, respectively.

Investing in the common shares involves a high degree of risk. Before buying any common shares, you should read the discussion of material risks of investing in our common shares in the “Risk Factors” section beginning on page S-8 of this prospectus supplement and on page 4 of the accompanying base prospectus and in the documents incorporated by reference herein and therein.

	Per Common Share	Total
Public Offering Price(1)	$2.500	$39,000,000
Underwriting discounts and commissions paid by us(2)	$0.125	$1,950,000
Proceeds to us, before expenses(3)	$2.375	$37,050,000

(1)	One or more of the Underwriters may forgo a portion of the underwriting discounts and commissions with respect to sales to certain investors. See “Underwriting.”

(2)	See “Underwriting” beginning on page S-17 for additional information regarding underwriting discounts and commissions, expense, and other compensation payable to the Underwriters.

(3)	The amount of proceeds, before expenses, to us does not give effect to any exercise of the option we have granted to the Underwriters to purchase additional common shares from us as described below.

We have granted the Underwriters an option to purchase up to 2,340,000 additional of common shares from us for a period of 30 days from February 26, 2026 to cover over-allotments, if any, and for market stabilization purposes.

The Underwriters expect to deliver the common shares on or about March 9, 2026, which will be the 7th trading day following the initial trade date for the common shares offered hereby (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the common shares prior to the business day preceding the settlement date will be required, by virtue of the fact that the common shares initially will settle T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the common shares who wish to trade the common shares prior to the business day preceding the settlement date should consult their own advisors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

CIBC

Sole Bookrunner

BMO Capital Markets	Raymond James	H.C. Wainwright & Co.	Tamesis Partners
Co-Manager	Co-Manager	Co-Manager	Co-Manager

The date of this prospectus supplement is February 26, 2026

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

BASE PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, (the “SEC”), on October 17, 2024, and that became effective on November 8, 2024. We provide information to you about this Offering of our common shares in two separate parts: (1) this prospectus supplement, including the documents incorporated by reference, which describes the specific terms regarding this Offering; and (2) the accompanying base prospectus, including the documents incorporated by reference, which provides more general information, some of which may not apply to this Offering. Generally, when we refer to this “prospectus,” we are referring to both parts of this document combined. Before investing in our common shares, you should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus, all information incorporated by reference herein and therein, as well as the additional information described under the headings “Where To Find Additional Information” and “Documents Incorporated by Reference.” These documents contain important information about us, our common shares and other information you should consider when making your investment decision. This prospectus supplement and/or any free writing prospectus may add, update or change the information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and/or any free writing prospectus and the accompanying prospectus, or any documents incorporated by reference therein filed before the date of this prospectus supplement, you should rely on the information in this prospectus supplement and/or any such free writing prospectus, and the statements made in this prospectus supplement and/or any such free writing prospectus will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

When acquiring any of our common shares described in this prospectus supplement, you should rely only on the information provided in this prospectus supplement and/or any free writing prospectus and the accompanying prospectus, including the information incorporated by reference. We have not, and the Underwriters have not, authorized any other person to provide you with different information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, in any free writing prospectus prepared by or on behalf of us or in the accompanying prospectus made available by us. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement and the accompanying base prospectus, the documents incorporated by reference herein and therein, and in any free writing prospectus that we may authorize for use in connection with this Offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We are offering to sell common shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and accompanying base prospectus and the Offering of the common shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying base prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus supplement and the accompanying base prospectus outside the United States. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

S-i

The common shares are being offered and sold in this Offering under U.S. federal securities laws pursuant to the registration statement of which this prospectus forms a part and are being offered and sold to purchasers resident in all of the Provinces of Canada other than Quebec pursuant to the LIFE Exemption.

This prospectus and the accompanying base prospectus and the information incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

Prospective investors should be aware that the acquisition of the common shares described herein may have tax consequences in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States and Canada may not be described fully herein. Investors should read the tax discussion in this prospectus supplement under the captions “Certain Canadian Federal Income Tax Considerations for U.S. Resident Holders” and “Material U.S. Federal Income Tax Considerations for U.S. Holders” and “Material Canadian Federal Income Tax Considerations,” and should consult their own tax advisor with respect to their own particular circumstances.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of British Columbia, Canada, that some of our officers and directors may be residents of a country other than the United States, that some or all of the Underwriters or experts named in the registration statement, this prospectus supplement and the accompanying base prospectus may be residents of a country other than the United States, and that all or a substantial portion of the assets of the Company and said persons may be located outside the United States.

In this prospectus supplement, currency amounts are stated in U.S. dollars, unless specified otherwise. References to “$,” “US$” and “dollars” are to U.S. dollars, and references to “Cdn$” are to Canadian dollars.

Unless stated otherwise or the context otherwise requires, references in this prospectus supplement and the accompanying base prospectus to “the Company,” “Vista,” “we,” “us” or “our” includes Vista Gold Corp. and each of our subsidiaries through which we conduct our business.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus supplement, the accompanying base prospectus, any free writing prospectus and the documents incorporated by reference herein and in the accompanying base prospectus. This summary does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying base prospectus, any free writing prospectus that we have been authorized to use and the documents incorporated by reference herein and in the accompanying base prospectus. You should pay special attention to the information under “Risk Factors” beginning on page S-8 of this prospectus supplement and page 4 of the accompanying base prospectus.

Business of the Company

Vista Gold Corp. and its subsidiaries (collectively, “Vista,” the “Company,” “we,” “our,” or “us”) operate as a development-stage company in the gold mining industry. Vista does not currently generate cash flows from mining operations.

Our flagship asset is the Mt Todd Gold Project (“Mt Todd” or the “Project”), a development-stage gold deposit located in the Tier-1 jurisdiction of Northern Territory, Australia (the “NT”). Mt Todd offers a large gold mineral reserve, development optionality, expansion opportunities, exploration upside, advanced local infrastructure, community support, and demonstrated economic feasibility.

On July 29, 2025, we announced the results of a new Mt Todd feasibility study focused on developing a 15,000 tonnes per day (“tpd”), or 5.3 million tonnes per annum (“tpa”), operation (the “2025 FS” or the “Study”). The 2025 FS significantly decreased the initial capital, prioritized grade over tonnes, delivered stable gold production over the extended life of the project, and provided a fresh perspective for developing the Project using design and operating practices commonly employed by Australian gold operations.

The 2025 FS marks a significant shift in the strategy for Mt Todd, demonstrating the potential for near-term development of a smaller, lower capital cost project than previously evaluated. The Study incorporates the use of contract mining, third-party power generation, and other design and operating practices to reduce operational risks. The 2025 FS demonstrates the opportunity for Mt Todd to deliver attractive economic returns with stable gold production over a 30-year mine life. The Study does not assume any expansion of the planned mining/processing rate, but the 15,000 tpd design layout provides ample space for future expansion of the processing plant.

For additional information on Mt Todd, see the Company’s December 31, 2024 Form 10-K and our Current Report on Form 8-K filed with the SEC on September 11, 2025, each of which is available on EDGAR at www.sec.gov and Vista’s website at www.vistagold.com. Our website is referenced for informational purposes only and none of its contents are incorporated herein by reference.

Recent Developments

The Company has cash of $13.6 million and working capital of $13.1 million as of December 31, 2025. These amounts are an unaudited preliminary amounts based on the best information available to us at the time of this prospectus supplement and remain subject to customary audit closing procedures. Actual cash and cash equivalents as reported in our audited balance sheet following completion of these procedures may be materially different. Our final results remain subject to customary audit procedures and our other closing procedures or subsequent events. These unaudited preliminary amounts are a forward-looking statements. Our audited financial results as of the twelve months ended December 31, 2025 will not be finalized until after the completion of this offering. These unaudited preliminary amounts do not represent a comprehensive statement of our financial results and should not be viewed as a substitute for the financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). During the course of the preparation of our unaudited financial statements and the notes thereto by management, additional items that require adjustments to the preliminary amounts presented above and the rest of our financial results may be identified. See “Note Regarding Forward-Looking Statements” included elsewhere in this prospectus supplement and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates and Recent Accounting Pronouncements” incorporated by reference herein.

The Company has updated its forecast of expenditures from the forecast as set forth in its Quarterly Report on Form 10-Q for the period ended September 30, 2025 as filed with the SEC on November 12, 2025. The Company’s current forecast is approximately $8.7 million in recurring expenditures, including $3.7 million for its Mt Todd site management and environmental stewardship activities. Additionally, expenditures of approximately $1.8 million in non-recurring project program costs are forecasted for the ensuing twelve months following September 30, 2025, including upcoming metallurgical evaluations; pre-detailed engineering work recommended in the 2025 FS and water management infrastructure; permit modifications; and ongoing Mt Todd site maintenance costs.

Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information and expenditures described above will not materialize or will vary significantly from actual results. Accordingly, the prospective financial information provided above is only an estimate of what management believes is realizable as of the date of this prospectus supplement, and actual results may differ significantly from the prospective financial information. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Note Regarding Forward-Looking Statements” and “Risk Factors.”

The prospective financial information provided above was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Such prospective financial information has been prepared by, and is the responsibility of, our management. Davidson & Company LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to such prospective financial information and, accordingly, Davidson & Company LLP does not express an opinion or any other form of assurance with respect thereto. The Davidson & Company LLP report included in this prospectus supplement does not extend to the prospective financial information and should not be read to do so.

Corporate Information

Vista Gold Corp. was originally incorporated on November 28, 1983 under the name “Granges Exploration Ltd.” It amalgamated with Pecos Resources Ltd. during June 1985 and continued as Granges Exploration Ltd.  In June 1989, Granges Exploration Ltd. changed its name to Granges Inc.  Granges Inc. amalgamated with Hycroft Resources & Development Corporation during May 1995 and continued as Granges Inc. Effective November 1996, Da Capo Resources Ltd. and Granges Inc. amalgamated under the name “Vista Gold Corp.” and, effective December 1997, Vista continued from British Columbia to the Yukon Territory, Canada under the Business Corporations Act (Yukon Territory).  On June 11, 2013, Vista continued from the Yukon Territory, Canada to British Columbia, Canada under the Business Corporations Act (British Columbia). The current addresses and telephone numbers of our offices are:

Executive Office	Registered and Records Office
8310 S Valley Hwy, Suite 300	1200 Waterfront Centre – 200 Burrard Street
Englewood, Colorado, USA 80112	Vancouver, British Columbia, Canada V7X 1T2
Telephone: (720) 981-1185	Telephone: (604) 687-5744

The Offering

Issuer:	Vista Gold Corp.

Offering:	15,600,000 common shares (or 17,940,000 common shares if the Underwriters exercise their option to purchase additional common shares in full).

Offering Amount:	$39,000,000 (or $44,850,000 if the Underwriters exercise their option to purchase additional common shares in full).

Offering Price:	$ 2.50 per common share

Underwriters’ Option:	We have granted the Underwriters an option (the “Underwriters’ Option”), exercisable in full or in part up to thirty (30) days from the date of this prospectus, to purchase up to an additional 2,340,000 common shares (equal to 15% of the number of common shares in the Offering) issued pursuant to the Offering at a price equal to the Offering Price, to cover over-allotments, if any, and for market stabilization purposes.

Common Shares Outstanding After this Offering:	142,607,520 common shares (144,947,520 if the Underwriters exercise their option to purchase additional shares in full) *

Underwriting Fee:	5.0% of the gross proceeds of the Offering.

Use of Proceeds:	We intend to use the net proceeds to advance exploration and development activities at our Mt Todd gold project, a development-stage gold deposit in Australia’s Northern Territory, and for general corporate purposes.

LIFE Exemption in Canada:

The common shares being offered and sold in this Offering under U.S. federal securities laws pursuant to the registration statement of which this prospectus supplement and the accompanying base prospectus forms a part and are being offered and sold to purchasers resident in all of the Provinces of Canada other than Quebec pursuant to the LIFE Exemption.

Risk Factors:	Investing in the common shares involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement and on page 4 of the accompanying base prospectus and, to the extent applicable, the “Risk Factors” sections of our annual report on Form 10-K and our quarterly reports on Form 10-Q, and any amendments thereto, as filed with the SEC.

Tax Considerations:	Purchasing the common shares may have material adverse tax consequences in the United States and Canada. For example, based on current business plans and financial expectations, we believe we may be a “PFIC” (as defined below in “Material U.S. Federal Income Tax Considerations for U.S. Holders”) in the current tax year and in one or more future tax years, which likely will have certain adverse U.S. federal income tax consequences for “U.S. Holders” (as defined below in “Material U.S. Federal Income Tax Considerations for U.S. Holders”). This prospectus supplement and the accompanying base prospectus may not describe adverse tax consequences fully. Investors should read the tax discussion in this prospectus supplement under the sections entitled “Certain Canadian Federal Income Tax Considerations for U.S. Resident Holders” and “Material U.S. Federal Income Tax Considerations for U.S. Holders.”

Listing Symbol:	Our common shares are listed for trading on the NYSE American and the TSX, in each case under the symbol “VGZ.”

* The number of common shares outstanding after this Offering is based on approximately 127,007,520 common shares outstanding as of February 25, 2026, and a total offering of an aggregate of common shares and excludes as of February 25, 2026:

•	2,681,669 common shares are underlying outstanding restricted stock units subject to future vesting conditions,
•	2,025,000 deferred share units outstanding; and
•	7,994,083 additional common shares reserved for issuance under our stock option plan, our Long-Term Incentive Plan and our Deferred Share Unit Plan.

On November 8, 2024, we established an “at the market offering” program, or ATM Program, with H.C. Wainwright & Co., LLC, as sales manager, pursuant to which we may issue and sell shares of our common stock for an aggregate maximum offering price of up to $8.0 million from time to time, in such amounts as we may determine, subject to certain limitations contained therein and under applicable securities laws. As of the date of this prospectus supplement, we have sold 3,178,888 common shares under the ATM Program for aggregate net proceeds of approximately $4.5 million. We have agreed not to make any sales under the ATM Program until the expiration or waiver of the 90-day lock-up period applicable to us and described in the section titled “Underwriting.”

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the Underwriters of their option to purchase additional shares of our common stock and no exercise or settlement, as applicable, of the outstanding options, restricted stock units and deferred share units described above.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference contain “forward-looking-statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and forward-looking information under Canadian securities laws that are intended to be covered by the safe harbor created by such legislation. All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference, our other filings with the SEC and Canadian securities commissions and in press releases and public statements by our officers or representatives that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements and forward-looking information, including, but not limited to, such things as those listed below:

Operations

•	Our belief that Mt Todd is a development-stage gold deposit that offers a large gold mineral reserve, development optionality, expansion opportunities, exploration upside, advanced local infrastructure, community support, and demonstrated economic feasibility;

•	the potential for near-term development of a smaller initial project at Mt Todd;

•	our belief that the Study reduce operational risks by incorporating the use of contract mining, third-party power generation, and other Australian practices;

•	our belief that the 2025 FS demonstrates the opportunity for Mt Todd to deliver attractive economic returns over a 30-year mine life;

•	our estimates of future operating and financial performance;

•	our belief that our working capital as of September 30, 2025 and our cash balance as of December 31, 2025, together with other potential future sources of financing and sales of non-core assets, will be sufficient to fund our currently planned net corporate expenses, Mt Todd holding costs, and other anticipated Mt Todd programs for at least one year from the date of this prospectus supplement;

•	our belief that the outcome of the remaining Mexico tax case cannot be estimated at this time;

•	our belief that Vista’s long-term viability depends upon our ability to realize value from our principal asset, Mt Todd;

•	our objective to maintain adequate liquidity and minimize dilution as we advance our primary objective to maximize returns to our shareholders by preserving, enhancing, and realizing value from Mt Todd; and

•	our estimate that, without taking into consideration the net proceeds from this Offering, Vista will incur approximately $8.7 million in recurring expenditures, including $3.7 million for its Mt Todd site management and environmental stewardship activities, and approximately $1.8 million in non-recurring project program costs, in the ensuing twelve months following September 30, 2025, including upcoming metallurgical evaluations; pre-detailed engineering work recommended in the 2025 FS and water management infrastructure; permit modifications; and ongoing Mt Todd site maintenance costs.

Business and Industry

•	our belief that we may be classified as a PFIC for U.S. federal income tax purposes in the current year and in one or more future tax years;

•	the potential that we may grant stock-based compensation to our directors, officers, employees and consultants; and

•	the potential that future expenditures may be required for compliance with various laws and regulations governing the protection of the environment and our interactions with community stakeholders, among others.

Forward-looking statements and forward-looking information have been based upon a number of estimates and assumptions including material estimates and assumptions related to our current business and operating plans, as approved by the Company’s Board of Directors; our cash and other funding requirements and timing and sources thereof; results of pre-feasibility and feasibility studies, mineral resource and mineral reserve estimates, preliminary economic assessments and exploration activities; advancements of the Company’s required permitting processes; our experience working with regulators; current market conditions and project development plans. The words “estimate,” “plan,” “anticipate,” “expect,” “intend,” “believe,” “will,” “may” and similar expressions are intended to identify forward-looking statements and forward-looking information.

These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements and forward-looking information. These factors include risks such as:

Operating Risks

•	feasibility study results and the accuracy of estimates and assumptions on which they are based;

•	mineral resource and mineral reserve estimates, the accuracy of such estimates and the accuracy of sampling and subsequent assays and geologic interpretations on which they are based;

•	technical and operational feasibility and the economic viability of deposits;

•	our ability to obtain, renew or maintain the necessary licenses, authorizations and permits for Mt Todd, including its development plans and operating activities;

•	market conditions supporting a decision to develop Mt Todd;

•	delays in commencement of construction at Mt Todd;

•	our reliance on third-party power generation and contract mining for the construction and operation of Mt Todd;

•	increased costs that affect our operations or our financial condition;

•	delays or disruptions in supply chains;

•	our reliance on third parties to fulfill their obligations under agreements with us;

•	whether projects not managed by us will comply with our standards or meet our objectives;

•	whether our acquisition, exploration and development activities, as well as the realization of the market value of our assets, will be commercially successful and whether any transactions we enter into will maximize the realization of the market value of our assets;

•	the success of any future joint ventures, partnerships and other arrangements relating to our properties;

•	perception of the potential environmental impact of Mt Todd;

•	known and unknown environmental and reclamation liabilities, including reclamation requirements at Mt Todd;

•	impacts of noncompliance with applicable laws, regulations, and standards for operating;

•	potential challenges to the title to our mineral properties;

•	events or changes in conditions may affect land use authorizations;

•	opposition to construction or operation of Mt Todd;

•	future water supply issues at Mt Todd;

•	litigation or other legal claims;

•	environmental lawsuits;

Financial and Business Risks

•	fluctuations in the price of gold;

•	inflation and cost escalation;

•	lack of adequate insurance to cover potential liabilities;

•	the lack of cash dividend payments by us;

•	our history of losses from operations;

•	our ability to attract, retain and hire key personnel;

•	volatility in our stock price and gold equities generally;

•	our ability to consummate a strategic transaction, obtain a development partner, or secure other means of financing for Mt Todd on favorable terms, if at all;

•	our ability to raise additional capital or raise funds from the sale of non-core assets on favorable terms, if at all;

•	general economic conditions adverse to Mt Todd development or operation;

•	the potential acquisition of a control position in the Company for less than fair value as a result of industry consolidation or otherwise;

•	evolving corporate governance and public disclosure regulations;

•	intense competition in the mining industry;

•	tax legislation, rulings, assessments, initiatives, or changes resulting therefrom on domestic and international levels;

•	potential unfavorable outcome of Mexico tax litigation;

•	fluctuation in foreign currency values;

•	our possible status as a PFIC for U.S. federal income tax purposes;

•	cybersecurity breaches that threaten or disrupt our information technology systems;

•	anti-bribery and anti-corruption laws;

•	potential conflicts of interest arising from certain of our directors and officers serving as directors and officers of other companies in the natural resources sector;

Industry Risks

•	inherent hazards of mining exploration, development, and operating activities;

•	a shortage of skilled labor, equipment, and supplies;

•	the accuracy of calculations of mineral reserves and mineral resources and mineralized material and fluctuations therein based on metal prices, estimated costs, recoverability of metal in the mining process, and other relevant factors;

•	changes in environmental regulations to which our exploration and development operations are subject could result in increased operating costs or our ability to operate at all; and

•	changes in greenhouse gas emissions regulations and standards could result in increased operating costs or our ability to operate at all.

For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in such forward-looking statements and forward-looking information, please see “Risk Factors” below in this prospectus supplement and in the accompanying base prospectus. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that these statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, cash flows, and/or future results. Except as required by law, we assume no obligation to publicly update any forward-looking statements and forward-looking information, whether as a result of new information, future events or otherwise.

RISK FACTORS

Investing in the common shares involves a high degree of risk. Prospective investors should carefully consider the following risks, as well as the other information contained in this prospectus supplement, the accompanying base prospectus, any free writing prospectus and the documents incorporated by reference herein and therein before investing in the common shares. If any of the following risks actually occurs, our business could be harmed. The risks and uncertainties described below are not the only ones faced by us. Additional risks and uncertainties, including those of which we are currently unaware or that are currently deemed immaterial, may also adversely affect our business, financial condition, cash flows, prospects and the price of our common shares.

The following is a short description of the risks and uncertainties which are more fully described under the section entitled “Risk Factors” on page 4 of the accompanying base prospectus. Investors should read the full description of the following risks as described in the accompanying base prospectus before making any investment decision.

Summary of Risk Factors

Operating Risks

•	We cannot be assured that our Mt Todd gold project is feasible or that a feasibility study will accurately forecast operating results.

•	Our Mt Todd gold project requires substantial capital investment and we may be unable to raise sufficient capital on favorable terms or at all.

•	If we decide to construct the mine at our Mt Todd gold project, we will be assuming certain reclamation obligations resulting in a material financial obligation.

•	There may be other delays in the construction of our Mt Todd gold project.

•	Increased costs could impede our ability to become profitable.

•	We cannot be assured that we will have an adequate water supply at our Mt Todd gold project.

•	We rely on third parties to fulfil their obligations under agreements.

•	Our exploration and development operations are subject to evolving environmental regulations.

•	We could be subject to environmental lawsuits.

•	We may have material undisclosed environmental liabilities of which we are not aware.

•	There may be challenges to our title to mineral properties.

•	Opposition to Mt Todd could have a material adverse effect.

•	Our exploration and development activities, strategic transactions, or any acquisition activities may not be commercially successful and could fail to lead to gold production or fail to add value.

Financial and Business Risks

•	We have a history of losses, and we do not expect to generate earnings from operations or pay dividends in the near term.

•	We depend on key personnel, the loss of which could have a material adverse effect on our business.

•	A substantial or extended decline in gold prices would have a material adverse effect on the value of our assets and on our ability to raise capital and could result in lower than estimated economic returns.

•	Industry consolidation could result in the acquisition of a control position in the Company for less than fair value.

•	We expect to need additional financing in connection with the implementation of our business and strategic plans from time to time.

•	We may be unable to raise additional capital on favorable terms, or at all.

•	We face intense competition in the mining industry.

•	The occurrence of events for which we are not insured may affect our cash flow and overall profitability.

•	Currency fluctuations may adversely affect our costs.

•	The Company believes that it was classified as a PFIC, which will likely have adverse U.S. federal income tax consequences for U.S. Holders.

•	Certain directors and officers may serve as directors and officers of other companies in the natural resources sector.

Industry Risks

•	Calculations of mineral reserves and mineral resources are estimates only and subject to uncertainty.

•	Estimated mineral reserves and mineral resources may be materially affected by other factors.

•	Feasibility studies are estimates only and subject to uncertainty.

•	Mining companies are increasingly required to consider and provide benefits to the communities and countries in which they operate, and are subject to extensive environmental, health and safety laws and regulations.

•	Mining exploration, development and operating activities are inherently hazardous.

•	Pending or future legislation involving climate change could result in increased operating costs.

•	Pending or future initiatives involving taxation could result in increased tax and operating costs.

Securities Risks

•	Our share price may be volatile and your investment in our common shares could suffer a decline in value.

•	Potential dilution.

•	Holders of our common shares may not receive dividends.

General Risks

•	The Company may experience cybersecurity threats.

•	The Company is subject to anti-bribery and anti-corruption laws.

•	Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance.

•	We are or may become subject to data privacy laws, regulations, litigation and directives relating to our processing of personal information.

Additional Risks Related to the Offering

A substantial number of shares may be sold in the market following this Offering, which may depress the market price for our common shares.

A substantial majority of the outstanding common shares and all of the shares sold in this Offering upon issuance will be freely tradable without restriction or further registration under the Securities Act, unless these shares are owned or purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. In addition, we have also registered all of the common shares that we may issue under our outstanding employee stock option plan, Long-Term Incentive Plan and Deferred Share Unit Plan and outstanding warrants. As of February 25, 2026, 2,681,669 common shares are underlying outstanding restricted stock units subject to future vesting conditions, 2,025,000 deferred share units are outstanding and 7,994,083 additional common shares are reserved for issuance under our stock option plan, our Long-Term Incentive Plan and our Deferred Share Unit Plan.

Management will have broad discretion as to the use of proceeds from this Offering and we may use the net proceeds in ways with which you may disagree.

We intend to use the net proceeds of this Offering for general corporate purposes, which may include operating expenses, working capital to continue to explore and optimize our Mt Todd gold project, future acquisitions, general capital expenditures and satisfaction of debt obligations. Our management will have broad discretion in the application of the net proceeds from this Offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common shares. Accordingly, you will be relying on the judgment of our management with regard to the use of net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common shares to decline.

You may experience future dilution as a result of this Offering, future equity offerings or other equity issuances.

We cannot assure you that we will not need to raise substantial capital in addition to the amounts we may raise in this Offering. In order to raise such capital, we may in the future offer and issue additional common shares or other securities convertible into or exchangeable for our common shares. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this Offering from time to time, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional common shares or other securities convertible into or exchangeable for our common shares in future transactions may be higher or lower than the price per share in this Offering.

We do not anticipate paying dividends on our common shares in the foreseeable future.

We currently plan to invest all available funds, including the proceeds from this offering and future earnings, if any, in the development and growth of our business. We currently do not anticipate paying any cash dividends on our common shares in the foreseeable future. As a result, a rise in the market price of our common shares, which is uncertain and unpredictable, will be your sole source of potential gain in the foreseeable future and you should not rely on an investment in our common shares for dividend income.

You will suffer immediate and substantial dilution in the net tangible book value per common share that you purchase in this Offering.

Investors purchasing common shares in this Offering will pay a price per share that substantially exceeds the net tangible book value per share after this Offering. After the sale of 15,600,000 common shares at the Offering Price of $2.50 per share for aggregate gross proceeds of $39,000,000 , and after deducting commissions and estimated offering expenses payable by us, new investors in this Offering will experience immediate dilution of $2.14 per share, representing the difference between the public offering price and our as adjusted net tangible book value per share after giving effect to this Offering. See “Dilution” for a more detailed discussion of the dilution you would incur if you purchase common shares in this Offering.

We believe that we may be classified as a “passive foreign investment company,” which would have adverse U.S. federal income tax consequences for U.S. Holders.

U.S. Holders of common shares should be aware that we believe that we were classified as a PFIC within the meaning of Section 1297(a) of the Code for our most recently completed tax year ended December 31, 2025, and based on current business plans and financial expectations, we believe that we may be classified as a PFIC for our current tax year and in one or more future tax years. If we are classified as a PFIC for any year during a U.S. Holder’s holding period, then such U.S. Holder generally will be required to treat any gain realized upon a disposition of common shares, or any so-called “excess distribution” received on its common shares, as ordinary income (and not eligible for certain preferential tax rates) generally at the highest tax rate applicable to such ordinary income as more fully described in the section below entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders – Passive Foreign Investment Company Rules”, and to pay an interest charge on a portion of such gain or distributions, unless the U.S. Holder makes a timely and effective “QEF Election” (as defined below in “Material U.S. Federal Income Tax Considerations for U.S. Holders – Passive Foreign Investment Company Rules”) with respect to us and each of our non-U.S. subsidiaries that are classified as a PFIC or a “Mark-to-Market Election” (as defined below in “Material U.S. Federal Income Tax Considerations for U.S. Holders – Passive Foreign Investment Company Rules”) with respect to the common shares. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. Holder. A U.S. Holder who makes a QEF Election generally must report on a current basis its share of our net capital gain and ordinary earnings for any year in which we are a PFIC, whether or not we distribute any amounts to our shareholders. U.S. Holders should be aware that there can be no assurance that we will be able to satisfy record keeping requirements that apply to a QEF (as defined below in “Material U.S. Federal Income Tax Considerations for U.S. Holders – Passive Foreign Investment Company Rules”), or that we will supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in the event that we are a PFIC and a U.S. Holder wishes to make a QEF Election. Thus, U.S. Holders may not be able to make a QEF Election with respect to us. A U.S. Holder who makes the Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of the common shares over the U.S. Holder’s adjusted tax basis therein. This paragraph is qualified in its entirety by the section below entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders – Passive Foreign Investment Company Rules”. Each U.S. Holder should consult its own tax advisor regarding the tax consequences of the PFIC rules and the acquisition, ownership and disposition of the common shares.

USE OF PROCEEDS

The net proceeds to be received by the Company under the Offering are estimated to be approximately $36.4 million (or $41.9 million if the Underwriters’ Option is exercised in full for common shares), after deducting the underwriting discounts and commissions and after deducting expenses related to the Offering estimated to be $675,000. See “Underwriting”.

The Company intends to allocate the net proceeds from the Offering (including any funds received from exercise of the Option) to fund the following:

Description of Use of Proceeds	Amount of Proceeds (assuming no exercise of the Option)	Amount of Proceeds (assuming full exercise of the Option)
Pre-Development Evaluations at Mt Todd	$6,700,000	$6,700,000
Increase in Organizational Capacity	$3,500,000	$3,500,000
Professional Fees and Project Financing Costs	$4,200,000	$4,200,000
Project Planning and Early Development Works	$3,200,000	$3,200,000
Working Capital(1) & General Corporate Purposes	$18,800,000	$24,300,000
Net Proceeds of the Offering	$36,400,000	$41,900,000

(1)	We define working capital as current assets, net of current liabilities.

We believe our working capital, together with the net proceeds from this Offering, will be sufficient to fund our currently planned net corporate expenses, Mt Todd holding costs, and other anticipated Mt Todd programs for at least one year.

Until such time as the net proceeds of the Offering are used as described above, we intend to invest the net proceeds primarily in short-term U.S. government treasury bills and/or notes, Federal Deposit Insurance Corporation insured certificates of deposit or other substantially similar secure deposits. Interest earned will be retained by us and used in the same manner as net proceeds from the sale of the common shares. Remaining proceeds will be used for working capital requirements and/or for other general corporate purposes, which include ongoing regulatory, legal and accounting expenses, management and administrative expenses, and other corporate initiatives.

As we advance our business plan, we may, from time to time, issue additional common shares or other securities through other offerings of securities.

Depending on opportunities, economic conditions and the results of the activities described above we may use a portion of the use of proceeds allocated above to invest in property acquisitions or complete other corporate activities.

Business Objectives and Milestones

The Company intends to allocate the net proceeds from the Offering to advance programs at Mt Todd. These programs include, but are not limited to:

•	the completion of studies recommended in the 2025 FS that will provide specific information and data to support detailed engineering and design decisions;

•	permitting activities to achieve the approvals of and additional Aboriginal Areas Protection Authority Certificate and modifications/amendments to the Company’s existing Environmental Impact Statement, Deemed Environmental Mining License (formerly known as the Mining Management Plan) and the Authorization for a Controlled Activity granted under the Commonwealth Environmental Protection and Biodiversity Conservation Act; and

•	Other activities intended to position the Mt Todd project for the efficient start of detailed engineering and design.

DILUTION

If you purchase common shares in this Offering, you will experience dilution to the extent of the difference between the price per share you pay in this Offering and the net tangible book value per share of our common shares immediately after this Offering. Our net tangible book value as of September 30, 2025 was approximately $14.7 million, or approximately $0.12 per share. Net tangible book value per share represents our total tangible assets less total liabilities as of September 30, 2025 divided by the number of common shares outstanding as of September 30, 2025.

After giving effect to the sale by us of 15,600,000 of our common shares in this Offering at the Offering Price of $2.50 per share and after deducting the estimated fees and commissions and estimated offering expenses payable by us (estimated at approximately $675,000), our as adjusted net tangible book value as of September 30, 2025 would have been approximately $51.1 million or approximately $0.36 per share. This represents an immediate increase in net tangible book value of approximately $0.24 per share to existing shareholders and an immediate dilution of approximately $2.14 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share		$2.50

Net tangible book value per share as of September 30, 2025	$0.12

Increase in net tangible book value per share attributable to new investors	$0.24

As adjusted net tangible book value per share as of September 30, 2025, after giving effect to this Offering		$0.36

Dilution per share to new investors in the Offering		$2.14

If the Underwriters exercise their option to purchase 2,340,000 additional common shares in full, then our as adjusted net tangible book value as of September 30, 2025 would have been approximately $56.6 million or approximately $0.39 per share. This represents an immediate increase in net tangible book value of approximately $0.27 per share to existing shareholders and an immediate dilution of approximately $2.11 per share to new investors.

The number of common shares to be outstanding immediately after this Offering is based on 125,977,020 common shares outstanding as of September 30, 2025, and excludes:

•	2,633,002 common shares underlying restricted stock units outstanding as of September 30, 2025 and 2,025,000 common shares underlying deferred stock units outstanding as of September 30, 2025; and
•	7,939,700 additional common shares reserved for future issuance under our stock option plan, long term incentive plan and deferred share unit plan as of September 30, 2025.

On November 8, 2024, we established an “at the market offering” program, or ATM Program, with H.C. Wainwright & Co., LLC, as sales manager, pursuant to which we may issue and sell shares of our common stock for an aggregate maximum offering price of up to $8.0 million from time to time, in such amounts as we may determine, subject to certain limitations contained therein and under applicable securities laws. As of the date of this prospectus supplement, we have sold 3,178,888 common shares under the ATM Program for aggregate net proceeds of approximately $4.5 million. We have agreed not to make any sales under the ATM Program until the expiration or waiver of the 90-day lock-up period applicable to us and described in the section titled “Underwriting.”

New investors will experience further dilution if any of our outstanding options, restricted stock units or deferred stock units are exercised or vest and settle, as applicable, or new options, restricted stock units or deferred stock units are issued and exercised or vest and settle, as applicable, under our equity incentive plans. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common shares. We intend to retain our earnings, if any, to finance the growth and development of our business and do not expect to pay cash dividends or to make any other distributions in the near future. Our board of directors will review this policy from time to time having regard to our financing requirements, financial condition and other factors considered to be relevant.

DESCRIPTION OF SECURITIES DISTRIBUTED

Common Shares

The common shares will have all of the characteristics, rights and restrictions of our common shares. We are authorized to issue an unlimited number of common shares, without par value, of which 127,007,520 are issued and outstanding as at February 25, 2026. Holders of common shares are entitled to one vote per common share at all meetings of shareholders, to receive dividends as and when declared by our directors and to receive a pro rata share of our assets available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the common shares.

MARKET FOR COMMON SHARES

The common shares of Vista are listed on the NYSE American and the TSX under the trading symbol “VGZ”. On February 25, 2026, the last reported sales price of the common shares on the NYSE American was $2.83 per common share and on the TSX was C$3.89 per common share.

Exchange Controls

There are no governmental laws, decrees or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of the securities of Vista, other than Canadian withholding tax. See “Certain Canadian Federal Income Tax Considerations for U.S. Resident Holders” below.

UNDERWRITING

Pursuant to the Underwriting Agreement, the Company has agreed to issue and sell, and the Underwriters have severally agreed to purchase, on the Closing Date, subject to compliance with all necessary legal requirements and the terms and conditions contained in the Underwriting Agreement, a total of 15,600,000 common shares at the Offering Price of $2.50 per common share. Subject to certain conditions, each underwriter will severally agree to purchase from the Company the number of common shares indicated in the following table.

Underwriter	Number of Common Shares
CIBC World Markets Inc.	9,360,000
BMO Nesbitt Burns Inc.	2,340,000
Raymond James Ltd.	2,340,000
H.C. Wainwright & Co., LLC	1,560,000
Tamesis Partners LLP	0

Total	15,600,000

The Underwriters expect to deliver the common shares on or about March 9, 2026, which will be the 7th trading day following the initial trade date for the common shares offered hereby (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the common shares prior to the business day preceding the settlement date will be required, by virtue of the fact that the common shares initially will settle T+ 7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the common shares who wish to trade the common shares prior to the business day preceding the settlement date should consult their own advisors.

Pursuant to the Underwriting Agreement, the Company granted the Underwriters the Underwriters’ Option to purchase up to 2,340,000 additional common shares, representing up to 15% of the number of common shares issued pursuant to the Offering, at a price equal to the Offering Price, exercisable in whole or in part, at any time, and from time to time, until 5:00 p.m. (New York city time) on the date that is 30 days from the date of this prospectus to cover over-allotments, if any, and for market stabilization purposes. If the Underwriters’ Option is exercised in full, the total “Price to the Public”, “Underwriting Commission” and “Net Proceeds of the Offering” (before deducting expenses of the Offering) in respect of the Offering will be $44,850,000, $2,242,500  and $42,607,500, respectively. One or more of the Underwriters may forgo a portion of the underwriting discounts and commissions with respect to sales to certain investors. This prospectus supplement also qualifies the grant of the Underwriters’ Option and the issuance of the additional shares pursuant to the Underwriters’ Option upon the exercise of the Underwriters’ Option.

The Underwriting Agreement provides that, in consideration of the Underwriters’ agreement to purchase the common shares and in consideration of the services of the Underwriters in connection with the Offering, the Company will pay the Underwriters a fee equal to 5.0% of the gross proceeds of the Offering (including any gross proceeds resulting from the exercise of the Underwriters’ Option). One or more of the Underwriters may forgo a portion of the underwriting discounts and commissions with respect to sales to certain investors.

The Company has agreed to reimburse the Underwriters for certain of their expenses in an amount up to $475,000.

The Company will apply to list the common shares and any additional common shares pursuant to the Underwriters’ Option upon exercise of the Underwriters’ Option on the NYSE American and the TSX. Listing of such securities will be subject to the Company fulfilling all of the listing requirements of the TSX and NYSE American.

The common shares will be offered in each of the provinces of Canada other than Quebec pursuant to the LIFE Exemption and in the U.S. through those Underwriters or their affiliates who are registered to offer the common shares for sale in such jurisdictions and such other registered dealers as may be designated by the Underwriters. Subject to applicable law, the Underwriters may offer the common shares outside of Canada and the U.S.

In connection with completion of the Offering, the Company has agreed that, without the prior written consent of the Underwriters, it will not, during the period ending 90 days after the Closing Date, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose, directly or indirectly, of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise. Additionally, the Company has agreed that for 90 days after the Offering, it will not directly or indirectly offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company in any “at-the-market”, continuous equity or variable rate transaction, without the prior written consent of the Underwriters.

Sales of the common shares in the United States by any Underwriter that is not a broker-dealer registered with the SEC will be made only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

Other than in the United States, no action has been taken by us or the Underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the Underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Notice To Prospective Investors in The European Economic Area

In relation to each member state of the European Economic Area (each a “Relevant Member State”), no common shares have been offered or will be offered pursuant to the Offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation (as defined herein), except that offers of common shares may be made to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the Underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of common shares shall require the Company or the Underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to, and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any common shares being offered to a financial intermediary, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a member state to qualified investors as so defined, or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended). The Company has not authorized and does not authorize the making of any offer of common shares through any financial intermediary on its behalf, other than offers made by the Underwriters with a view to the final placement of the common shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the common shares, other than the Underwriters, is authorized to make any further offer of the common shares on behalf of the sellers or the Underwriters.

Notice To Prospective Investors in The United Kingdom

No common shares have been offered or will be offered pursuant to the Offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the common shares that either (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of common shares may be made to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Underwriters for any such offer; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets 2000 Act (as amended, the “FSMA”),

provided that no such offer of common shares shall require the Company or the Underwriters to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

In the case of any common shares being offered to a financial intermediary, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in the United Kingdom to “qualified investors” as so defined, or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression of an “offer to the public” in relation to any common shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018.

In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “FPO”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the FPO (all such persons together being referred to as “relevant persons”). Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus supplement or use it as the basis for taking any action. In the United Kingdom, any investment or investment activity that this prospectus supplement relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this Prospectus Supplement or any of its contents.

Notice to Prospective Investors in Hong Kong

The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Price Stabilization, Short Positions and Passive Market Making

In connection with the Offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the common shares at levels other than those which otherwise might prevail on the open market, including stabilizing transactions, short sales, purchases to cover positions created by short sales, imposition of penalty bids and syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common shares while the Offering is in progress. These transactions may also include making short sales of the common shares, which involve the sale by the Underwriters of a greater number of common shares than they are required to purchase in the Offering or any additional pursuant to the Underwriters’ Option, if applicable.

Short sales may be “covered” shorts, which are short positions in an amount not greater than the Underwriters’ Option to purchase additional common shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The Underwriters may close out any covered short position by purchasing common shares in the open market. In making this determination, the Underwriters will consider, among other things, the price of common shares available for purchase in the open market.

The Underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchase in the Offering. In addition, in accordance with rules and policy statements of certain Canadian securities regulators, the Underwriters may not, at any time during the period of distribution, bid for or purchase common shares. The foregoing restriction is, however, subject to exceptions where the bid or purchase is not made for the purpose of creating actual or apparent active trading in, or raising the price of, the common shares.

These exceptions include a bid or purchase permitted under the by-laws and rules of applicable regulatory authorities and the applicable stock exchange, including the Universal Market Integrity Rules for Canadian Marketplaces, relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution.

As a result of these activities, the price of the common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriters may carry out these transactions on any stock exchange on which the common shares are listed, in the over-the-counter market, or otherwise.

The Underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the Sole Bookrunner purchases common stock in the open market in stabilizing transactions or to cover short sales, the Sole Bookrunner can require the Underwriters that sold those common shares as part of this offering to repay the underwriting discount received by them.

In addition, in connection with this offering certain of the Underwriters (and selling group members) may engage in passive market making transactions in our common shares on NYSE American prior to the pricing and completion of this offering. Passive market making consists of displaying bids on NYSE American no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common shares during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common shares to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Book-Based System

The Offering will be conducted under the book-entry only system. The common shares will be issued in “book-entry only” form and represented by a global certificate or certificates, or be represented by uncertificated securities, registered in the name of CDS or its nominee or DTC, as directed by the Underwriters, and will be deposited with CDS or DTC, as the case may be. No certificates evidencing the common shares will be issued to purchasers, except in certain limited circumstances.

A subscriber who purchases common shares will receive only a customer confirmation from the Underwriters or other registered dealer who is a CDS or DTC participant and from or through whom a beneficial interest in the common shares is purchased. CDS or DTC, as the case may be, will record the participants who hold common shares on behalf of owners who have purchased common shares in accordance with the book-entry only system.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENT HOLDERS

The following summarizes certain Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations enacted thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Tax Convention (1980) (the “Convention”) to the holding and disposition of common shares.

Comment is restricted to holders of common shares each of whom, at all material times for the purposes of the Canadian Tax Act and the Convention,

(i)	is resident solely in the United States,

(ii)	is entitled to all of the benefits of the Convention,

(iii)	holds all common shares as capital property,

(iv)	holds no common shares that are “taxable Canadian property” (as defined in the Canadian Tax Act) of the holder,

(v)	deals at arm’s length with and is not affiliated with Vista,

(vi)	does not and is not deemed to use or hold any common shares in a business carried on in Canada,

(vii)	is not an insurer that carries on business in Canada and elsewhere, and

(viii)	is not an “authorized foreign bank” (as defined in the Canadian Tax Act).

(each such holder, a “U.S. Resident Holder”).

Certain U.S.-resident entities that are fiscally transparent for United States federal income tax purposes (including limited liability companies) are generally not themselves entitled to the benefits of the Convention. However, members of or holders of an interest in such entities that hold common shares may be entitled to the benefits of the Convention for income derived through such entities. Such members or holders should consult their own tax advisors in this regard.

Generally, a holder’s common shares will be considered to be capital property of the holder provided that the holder is not a trader or dealer in securities, did not acquire, hold or dispose of the common shares in one or more transactions considered to be an adventure or concern in the nature of trade and does not hold the common shares as inventory in the course of carrying on a business.

Generally, a holder’s common shares will not be “taxable Canadian property” of the holder at a particular time at which the common shares are listed on a “designated stock exchange” (which currently includes the TSX and the NYSE American) unless both of the following conditions are met at any time during the 60 month period ending at the particular time:

(i)	the holder, persons with whom the holder does not deal at arm’s length (for purposes of the Canadian Tax Act), or any partnership in which the holder or persons with whom the holder did not deal at arm’s length holds a membership interest directly or indirectly through one or more partnerships, alone or in any combination, owned 25% or more of the issued shares of any class of the capital stock of Vista; and

(ii)	more than 50% of the fair market value of the common shares was derived directly or indirectly from, or from any combination of, real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Canadian Tax Act), and options in respect of, or interests in, or for civil law rights in, such properties, whether or not the property exists.

In certain other circumstances, a common share may be deemed to be “taxable Canadian property” for purposes of the Canadian Tax Act.

This summary is based on the current provisions of the Canadian Tax Act and the Convention in effect on the date hereof, all specific proposals to amend the Canadian Tax Act and Convention publicly announced by or on behalf of the Minister of Finance (Canada) before the date hereof, and the current published administrative and assessing policies of the Canada Revenue Agency (the “CRA”). It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other material change to any applicable law or administrative or assessing practice, although no assurance can be given in these respects. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign tax considerations, which may differ materially from those set out herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations, and is not intended to be and should not be construed as legal or tax advice to any particular U.S. Resident Holder. U.S. Resident Holders are urged to consult their own tax advisers for advice with respect to their particular circumstances. The discussion below is qualified accordingly.

Generally, for the purposes of the Canadian Tax Act, all amounts relating to the holding and disposition of common shares (including dividends) must be converted into Canadian dollars based on the relevant exchange rate as determined in accordance with the Canadian Tax Act.

A U.S. Resident Holder who disposes of, or is deemed to dispose of, one or more common shares generally should not incur any liability for Canadian federal income tax in respect of any capital gain arising as a consequence of such disposition.

A U.S. Resident Holder to whom Vista pays, or is deemed to pay, a dividend on the holder’s common shares will be subject to Canadian withholding tax, and Vista will be required to withhold tax from the dividend and remit the withheld tax to the CRA for the holder’s account. The rate of withholding tax under the Canadian Tax Act is 25% of the gross amount of the dividend (subject to reduction under the provisions of the Convention). Under the Convention, a U.S. Resident Holder who beneficially owns the dividend will generally be subject to Canadian withholding tax at the rate of 15% (or 5%, if the U.S. Resident Holder who beneficially owns the dividend is a company that is not fiscally transparent and which owns at least 10% of the voting stock of Vista) of the gross amount of the dividend.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of common shares acquired pursuant to the Offering under this prospectus supplement.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership or disposition of common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax considerations applicable to such U.S. Holder, including, without limitation, specific tax considerations applicable to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. This summary does not address the U.S. federal net investment income tax, U.S. federal alternative minimum tax, U.S. federal estate and gift tax, U.S. state and local tax, or non-U.S. tax considerations applicable to U.S. Holders arising from and relating to the acquisition, ownership and disposition of common shares. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. state and local, and non-U.S. tax considerations arising from and relating to the acquisition, ownership and disposition of common shares.

No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax considerations applicable to a U.S. Holder arising from and relating to the acquisition, ownership or disposition of the common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of the Treasury regulations (whether final, temporary, or proposed) promulgated thereunder (“Treasury Regulations”), published rulings of the IRS, published administrative positions of the IRS, the current provisions of the Convention, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus supplement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares that is for U.S. federal income tax purposes:

●	An individual who is a citizen or resident of the United States;
●	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are banks, financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold common shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are partnerships or other “pass-through” entities (and investors in such partnerships and entities); (i) are S corporations (and shareholders or investors in such S corporations); (j) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of the outstanding shares; (k) are U.S. expatriates or former long-term residents of the United States; (l) hold common shares in connection with a trade or business, permanent establishment, or fixed base outside the United States; or (m) are subject to special tax accounting rules with respect to common shares. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and non-U.S. tax considerations arising from and relating to the acquisition, ownership and disposition of common shares.

If an entity or arrangement that is classified as a partnership (or other pass-through entity) for U.S. federal income tax purposes holds common shares, the U.S. federal income tax considerations applicable to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax considerations applicable to any such entity, arrangement or partner (or other owner or participant). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as other pass-through entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax considerations arising from and relating to the acquisition, ownership and disposition of common shares.

Passive Foreign Investment Company Rules

If we constitute a “passive foreign investment company” within the meaning of Section 1297(a) of the Code (a “PFIC”) for any year during a U.S. Holder’s holding period, then certain potentially adverse rules would affect the U.S. federal income tax considerations applicable to such U.S. Holder arising from and relating to the acquisition, ownership and disposition of common shares.

We believe that we were classified as a PFIC for our most recently completed tax year ended December 31, 2025, and based on current business plans and financial expectations, we believe that we may be classified as a PFIC for our current tax year and in one or more future tax years. No opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, our PFIC status and that of any of our non-U.S. subsidiaries for the current tax year or any future tax years cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by us (or any of our subsidiaries) concerning PFIC status. If we are a PFIC for any tax year during which a U.S. Holder holds common shares, we will continue to be treated as a PFIC with respect to such U.S. Holder, regardless of whether we cease to be a PFIC in one or more subsequent tax years. Each U.S. Holder should consult its own tax advisor regarding our status as a PFIC and the PFIC status of each of our non-U.S. subsidiaries.

In addition, in any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

We generally will be a PFIC if, for a tax year, (a) 75% or more of our gross income for such tax year is passive income (the “PFIC income test”) or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a non-U.S. corporation’s commodities are stock in trade or other inventory, depreciable property used in its trade or business or supplies regularly used or consumed in the ordinary course of its trade or business and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by us from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if we are a PFIC, U.S. Holders will generally be deemed to own their proportionate share of any of our direct or indirect subsidiaries which is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax under the default rules under Section 1291 of the Code discussed below on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by us or by another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of common shares. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of common shares are made.

Default PFIC Rules Under Section 1291 of the Code

If we are a PFIC for any tax year during which a U.S. Holder owns common shares, the U.S. federal income tax considerations applicable to such U.S. Holder arising from and relating to the acquisition, ownership and disposition of common shares will depend on whether and when such U.S. Holder makes elections to treat us and each Subsidiary PFIC, if any, as a “qualified electing fund” (a “QEF”) under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to common shares. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder”.

A Non-Electing U.S. Holder will be subject to the default rules of Section 1291 of the Code described below with respect to (a) any gain recognized on the sale or other taxable disposition of common shares and (b) any excess distribution received on the common shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the common shares, if shorter).

Under Section 1291 of the Code, if we were to constitute a PFIC during a Non-Electing U.S. Holder’s holding period of common shares, any gain recognized on the sale or other taxable disposition of common shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on such common shares or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder, must be ratably allocated to each day in such Non-Electing U.S. Holder’s holding period for the respective common shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferential tax rates). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest rate applicable to ordinary income in each such year, and an interest charge would be imposed on the liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If we are a PFIC for any tax year during which a Non-Electing U.S. Holder owns common shares and we cease to be a PFIC, a Non-Electing U.S. Holder may terminate ongoing deemed PFIC status with respect to common shares by electing to recognize gain (which will be taxed under the default rules of Section 1291 of the Code discussed above), but not loss, as if such common shares were sold on the last day of the last tax year for which we were a PFIC.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which its holding period of its common shares begins generally will not be subject to the default rules of Section 1291 of the Code discussed above with respect to its common shares. A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) our net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) our ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (i) net long-term capital gain over (ii) net short-term capital loss, and “ordinary earnings” are the excess of (x) “earnings and profits” over (y) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which we are a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by us. However, for any tax year in which we are a PFIC and have no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to us generally (a) may receive a tax-free distribution from us to the extent that such distribution represents our “earnings and profits”, as computed under U.S. federal income tax principles, that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” for purposes of avoiding the default PFIC rules discussed above if such QEF Election is made for the first year in the U.S. Holder’s holding period for the common shares in which we were a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder’s holding period for the common shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the default rules of Section 1291 of the Code discussed above) as if such common shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder makes a QEF Election but does not make a “purging” election to recognize gain as discussed in the preceding sentence, then such U.S. Holder will be subject to the QEF Election rules and will continue to be subject to tax under the default rules of Section 1291 of the Code discussed above with respect to the common shares.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which we are not a PFIC. Accordingly, if we become a PFIC again in a later tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which we qualify as a PFIC.

If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return. However, if we do not provide the required information with regard to us or any of our Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules of Section 1291 of the Code, discussed above, that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

For each tax year that we qualify as a PFIC, we: (a) intend to make available to U.S. Holders, upon their written request, a PFIC Annual Information Statement as described in Treasury Regulations section 1.1295-1(g) (or any successor Treasury Regulation) and (b) intend, upon written request, to use commercially reasonable efforts to provide such additional information that such U.S. Holder is reasonably required to obtain in connection with maintaining such QEF Election with regard to us. We may elect to provide such information on our website. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election.

Notwithstanding the above, U.S. Holders should be aware that there can be no assurances that we will be able to satisfy the record keeping requirements that apply to a QEF, or that we will be able to supply U.S. Holders with a PFIC Annual Information Statement or other information that such U.S. Holders are required to report under the QEF rules, in the event we or any of our subsidiaries is a PFIC. Thus, U.S. Holders may not be able to make a QEF Election with respect to us or any of our subsidiaries. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election with respect to common shares only if the common shares are marketable stock. The common shares generally will be “marketable stock” if the common shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to Section 11A of the U.S. Exchange Act or (c) a non-U.S. securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such non-U.S. exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such non-U.S. exchange is located, together with the rules of such non-U.S. exchange, effectively promote that such requirements are actually enforced and (ii) the rules of such non-U.S. exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be considered “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. While we believe that each of the TSX and NYSE American, on which the common shares are currently listed, should constitute a qualified exchange or other market for purposes of the foregoing rules, U.S. Holders should be aware that there can be no assurances that the common shares will satisfy the requirements to be “regularly traded” for the current tax year or in any future tax year. U.S. Holders should consult their own tax advisors regarding the marketable stock rules.

A U.S. Holder that makes a timely and effective Mark-to-Market Election with respect to its common shares generally will not be subject to the default rules of Section 1291 of the Code discussed above with respect to such common shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the common shares for which we are a PFIC (and such U.S. Holder has not made a timely QEF Election), the default rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

A U.S. Holder that makes a timely and effective Mark-to-Market Election will include in ordinary income, for each tax year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares, as of the close of such tax year over (b) such U.S. Holder’s adjusted tax basis in the common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the common shares, over (ii) the fair market value of such common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a timely and effective Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return. A timely Mark-to-Market Election applies to the tax year for which such Mark-to-Market Election is made and to each subsequent tax year, unless the common shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning if such stock is not itself marketable stock. Hence, the Mark-to-Market Election would not be effective to eliminate the default PFIC rules of Section 1291 described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC to its shareholder.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that has not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations) in the event that we are a PFIC during such U.S. Holder’s holding period for the relevant common shares. However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred.

If finalized in their current form, the proposed Treasury Regulations applicable to PFICs would be effective for transactions occurring on or after April 1, 1992. Because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective, and there is no assurance that they will be adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of the Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions. The PFIC rules are complex, and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury Regulations which in many instances have not been promulgated and which, when promulgated, may have retroactive effect. U.S. Holders should consult their own tax advisors about the potential applicability of the proposed Treasury Regulations.

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares.

In addition, a U.S. Holder who acquires common shares from a decedent will not receive a “step up” in tax basis of such common shares to fair market value unless such decedent had a timely and effective QEF Election in place.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, non-U.S. taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and each U.S. Holder should consult with its own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules (including the applicability and advisability of a QEF Election or Mark-to-Market Election) and how the PFIC rules may affect the U.S. federal income tax considerations arising from and relating to the acquisition, ownership, and disposition of common shares.

General Rules Applicable to the Ownership and Disposition of Common Shares

The following discussion is subject in its entirety to the rules described above under the heading “Passive Foreign Investment Company Rules”.

Distributions on Common Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current and accumulated “earnings and profits”, as computed in accordance with U.S. federal income tax principles. To the extent that a distribution exceeds our current and accumulated “earnings and profits”, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares (see “Sale or Other Taxable Disposition of Common Shares” below). However, we do not intend to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by us with respect to the common shares will constitute ordinary dividend income. Dividends received on common shares generally will not be eligible for the “dividends received deduction” generally applicable to corporations. Subject to applicable limitations and provided we are eligible for the benefits of the Convention or the common shares are readily tradable on a United States securities market, dividends paid by us to non-corporate U.S. Holders, including individuals, generally will be “qualified dividends” eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that we are not classified as a PFIC in the tax year of distribution or in the preceding tax year. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates (rather than such preferential rates for qualified dividend income to the extent otherwise applicable) if we are a PFIC for the tax year of such distribution or the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

Upon the sale or other taxable disposition of common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference, if any, between (a) the U.S. dollar value of any cash plus the fair market value of any property received and (b) such U.S. Holder’s adjusted tax basis in such common shares sold or otherwise disposed of. A U.S. Holder’s initial tax basis in common shares generally will be such holder’s U.S. dollar cost for such common shares. Gain or loss recognized on such sale or other taxable disposition generally will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the common shares have been held for longer than one year.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Tax Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in non-U.S. currency, or payment received in non-U.S. currency on the sale, exchange or other taxable disposition of common shares generally will be equal to the U.S. dollar value of such non-U.S. currency based on the exchange rate applicable on the date of receipt or, if applicable, the date of settlement if the common shares are traded on an established securities market (regardless of whether such non-U.S. currency is converted into U.S. dollars at that time). If the non-U.S. currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the non-U.S. currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the non-U.S. currency after the date of receipt may have a non-U.S. currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S.-source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of non-U.S. currency.

Foreign Tax Credit

Dividends paid on the common shares will be treated as non-U.S.-source income and generally will be treated as “passive category income” or “general category income” for U.S. foreign tax credit purposes. Any gain or loss recognized on a sale or other disposition of common shares generally will be U.S.-source gain or loss. Certain U.S. Holders that are eligible for the benefits of the Convention may elect to treat such gain or loss as Canadian-source gain or loss for U.S. foreign tax credit purposes. The Code applies various complex limitations on the amount of non-U.S. taxes that may be claimed as a credit by U.S. taxpayers. In addition, Treasury Regulations that apply to non-U.S. taxes paid or accrued (the “Foreign Tax Credit Regulations”) impose additional requirements for Canadian withholding taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. The U.S. Department of the Treasury has released guidance temporarily pausing the application of certain of the Foreign Tax Credit Regulations.

Subject to the PFIC rules and the Foreign Tax Credit Regulations, each as discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all non-U.S. taxes paid or accrued (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Information Reporting and Backup Withholding

Under U.S. federal income tax laws and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a non-U.S. corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the United States, or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of the common shares generally may be subject to information reporting and backup withholding tax, currently at the rate of 24%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules generally will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus supplement is deemed, as of the date hereof, to be incorporated by reference into the accompanying base prospectus solely for the purpose of offering the common shares. Other documents are also incorporated, or are deemed to be incorporated, by reference into the accompanying base prospectus, and reference should be made to the accompanying base prospectus for full particulars thereof.

The following documents which have been filed by the Company with securities commissions or similar authorities in Canada and with the SEC, are specifically incorporated by reference into, and form an integral part of, this prospectus supplement.

(a)	the Annual Report on Form 10-K of the Company, for the year ended December 31, 2024, which report contains the audited consolidated financial statements of the Company and the notes thereto as at December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, together with the auditors’ reports thereon and the related management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2024 and 2023, as filed with the SEC on February 28, 2025;

(b)	the Company’s Proxy Statement on Schedule 14A, dated March 18, 2025, in connection with the Company’s April 29, 2025 annual general meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 18, 2025;

(c)	the Quarterly Report on Form 10-Q of the Company, for the quarter ended March 31, 2025, which report contains the unaudited consolidated financial statements of the Company and the notes thereto as at March 31, 2025 and for the three months ended March 31, 2025 and 2024 and the related management’s discussion and analysis of financial condition and results of operations for the quarters ended March 31, 2025 and 2024, as filed with the SEC on May 1, 2025;

(d)	the Quarterly Report on Form 10-Q of the Company, for the quarter ended June 30, 2025, which report contains the unaudited consolidated financial statements of the Company and the notes thereto as at June 30, 2025 and for three and six months ended June 30, 2025 and 2024 and the related management’s discussion and analysis of financial condition and results of operations for the quarters ended June 30, 2025 and 2024, as filed with the SEC on August 12, 2025;

(e)	the Quarterly Report on Form 10-Q of the Company, for the quarter ended September 30, 2025, which report contains the unaudited consolidated financial statements of the Company and the notes thereto as at September 30, 2025 and for three and nine months ended September 30, 2025 and 2024 and the related management’s discussion and analysis of financial condition and results of operations for the quarters ended September 30, 2025 and 2024, as filed with the SEC on November 12, 2025;

(f)	the Company’s Current Report on Form 8-K as filed on April 29, 2025, September 11, 2025 and February 25, 2026;

(g)	the description of the Company’s common stock contained in its registration statement on Form 8-A filed on January 4, 1988, including any amendment or report filed for purposes of updating such description; and

(h)	all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this prospectus supplement but before the end of the offering of the securities made by this prospectus supplement.

You may obtain copies of any of these documents by contacting us at the address indicated below or by contacting the SEC as described below. You may request a copy of these documents, and any exhibits that have specifically been incorporated by reference as an exhibit in this prospectus supplement, at no cost, by writing or telephoning to:

Vista Gold Corp.

8310 S Valley Hwy, Suite 300

Englewood, Colorado 80112

Attention: Douglas Tobler, Chief Financial Officer

Any statement contained in the accompanying base prospectus or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, any free writing prospectus (unless otherwise specifically indicated therein) or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of material fact or an omission to state a material fact that is required to be stated or is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this prospectus supplement, except as so modified or superseded.

You should rely only on the information provided or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus. You should not assume that the information in this prospectus supplement, the accompanying base prospectus, any free writing prospectus or any document incorporated herein or therein, is accurate as of any date other than the date on the front cover of the applicable document.

AUDITOR, TRANSFER AGENT AND REGISTRAR

The consolidated financial statements of the Company, at December 31, 2024 and 2023, have been audited by Davidson & Company LLP (“Davidson”), of Vancouver Canada, an Independent Registered Public Accounting Firm. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The transfer agent and registrar for common shares is Computershare Investor Services Inc. at the principal offices in Vancouver and Toronto.

EXPERTS

Information relating to the Company’s mineral properties in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein has been derived from reports, statements or opinions prepared or certified by GR Engineering Services Limited, Mining Plus, Tetra Tech, Inc., Tierra Group, WSP Australia Pty Limited, Rex Clair Bryan, Thomas L. Dyer, Amy L. Hudson, April Hussey, Chris Johns, Max Johnson, Deepak Malhotra, Maurie Marks, Zvonimir Ponos, Vicki Scharnhorst, Keith Thompson and Maria Vallejo Garcia, and this information has been included in reliance on such companies and persons’ expertise. Each of GR Engineering Services Limited, Mining Plus, Tetra Tech, Inc., Tierra Group, WSP Australia Pty Limited, Rex Clair Bryan, Thomas L. Dyer, Amy L. Hudson, April Hussey, Chris Johns, Max Johnson, Deepak Malhotra, Maurie Marks, Zvonimir Ponos, Vicki Scharnhorst, Keith Thompson and Maria Vallejo Garcia is a qualified person as such term is defined S-K 1300.

None of GR Engineering Services Limited, Mining Plus, Tetra Tech, Inc., Tierra Group, WSP Australia Pty Limited, Rex Clair Bryan, Thomas L. Dyer, Amy L. Hudson, April Hussey, Chris Johns, Max Johnson, Deepak Malhotra, Maurie Marks, Zvonimir Ponos, Vicki Scharnhorst, Keith Thompson and Maria Vallejo Garcia each being companies and persons who have prepared or certified the preparation of reports, statements or opinions relating to the Company’s mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of the Company’s outstanding common shares.

The current auditors of the Company are Davidson. Davidson reports that they are independent of the Company in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia and in accordance with the applicable rules and regulations of the SEC. Davidson is registered with the Public Company Accounting Oversight Board.

LEGAL MATTERS

The validity of the issuance of the common shares offered by this prospectus will be passed upon for us by Borden Ladner Gervais LLP. Certain legal matters in connection with the Offering will be passed upon on the Company’s behalf by Borden Ladner Gervais LLP, with respect to matters of Canadian law, and Dorsey & Whitney LLP, with respect to matters of United States law. The Underwriters are being represented in connection with this Offering in the United States by Willkie Farr & Gallagher LLP and in Canada by Stikeman Elliott LLP.

No expert or counsel named in this prospectus supplement as having prepared or having certified any part of this prospectus supplement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parent or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE TO FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This prospectus supplement and the accompanying base prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement.  Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.  You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.   You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Prospectus

VISTA GOLD CORP.

$50,000,000 Common Shares Warrants Subscription Receipts Units

Vista Gold Corp. (the “Company”) may offer and sell, from time to time, up to $50,000,000 aggregate initial offering price of common shares in the capital of the Company, without par value (which we refer to herein as “Common Shares”), warrants to purchase Common Shares (which we refer to herein as “Warrants”), subscription receipts for Common Shares, Warrants or any combination thereof (which we refer to herein as “Subscription Receipts”), or any combination thereof (which we refer to herein as “Units”) (collectively, the Common Shares, Warrants, Subscription Receipts, and Units are referred to herein as the “Securities”) in one or more transactions under this base prospectus (which we refer to herein as the “Prospectus”). This Prospectus also covers (i) Common Shares that may be issued upon exercise of warrants and (ii) such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder, including, in each case, an indeterminate number of Common Shares that may be issued pursuant to anti-dilution or adjustment provisions in Warrants or Subscription Receipts issuable hereunder.

This Prospectus provides you with a general description of the Securities that the Company may offer. Each time the Company offers Securities, it will provide you with a prospectus supplement (which we refer to herein as the “Prospectus Supplement”) that describes specific information about the particular Securities being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and the Prospectus Supplement, together with any additional information which is incorporated by reference into this Prospectus. This Prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.

The Company may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which the Company will provide to you each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.

The Common Shares are traded on the NYSE American (which we refer to as the “NYSE American”) and on the Toronto Stock Exchange (which we refer to as the “TSX”) under the symbol “VGZ”. On October 15, 2024, the last reported sale price of the Common Shares on the NYSE American was $0.72 per Common Share and on the TSX was C$0.99 per Common Share. There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities purchased under this Prospectus. This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. See “Risk Factors”.

Investing in the Securities involves risks. See “Risk Factors” on page 4.

These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS NOVEMBER 8, 2024

ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that the Company filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, the Company may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $50,000,000. This Prospectus provides you with a general description of the Securities that we may offer. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms of the offering; (ii) in the case of Warrants, the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; (iii) in the case of Subscription Receipts, the designation, number and terms of the Common Shares or Warrants receivable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of those numbers, any additional payments to be made to holders of Subscription Receipts upon satisfaction of the release conditions, the terms of the release conditions, terms governing the escrow of all or a portion of the gross proceeds from the sale of the Subscription Receipts, terms for the refund of all or a portion of the purchase price for Subscription Receipts in the event the release conditions are not met and any other specific terms; and (iv) in the case of Units, the designation, number and terms of the Common Shares, Warrants, or Subscription Receipts comprising the Units. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information”.

Owning securities may subject you to tax consequences both in Canada and the United States. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “C$”.

You should rely only on the information contained in this Prospectus. The Company has not authorized anyone to provide you with information different from that contained in this Prospectus. The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law. This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities. The Company’s business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Vista”, “Vista Gold” and the “Company” refer to Vista Gold Corp., either alone or together with its subsidiaries.

i

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES AND PROVEN AND PROBABLE RESERVES

We are subject to the reporting requirements of the Exchange Act and applicable Canadian securities laws, and as a result we report our mineral reserves and mineral resources according to two different standards. For U.S. purposes, mineral property disclosures are reported in accordance with Item 1300 of Regulation S-K (“S-K 1300”) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), while Canadian disclosures are reported in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). Both sets of reporting standards have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, but the standards embody slightly different approaches and definitions.

In our public filings in the U.S. and Canada and in certain other announcements not filed with the U.S. Securities Exchange Commission (“SEC”), we disclose proven and probable reserves and measured, indicated, and inferred resources, each as defined in S-K 1300 and NI 43-101. As currently reported, there are no material differences in our disclosed proven and probable reserves and measured, indicated, and inferred resource under each of S-K 1300 and NI 43-101. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves; therefore, investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into S-K 1300-compliant or NI 43-101-compliant reserves. Estimations of inferred resources involve far greater uncertainty as to their existence and economic viability than the estimations of other categories of resources; therefore, it cannot be assumed that all or any part of inferred resources will ever be upgraded to a higher category. Investors are cautioned not to assume that all or any part of inferred resources exist, or that they can be mined legally or economically.

CURRENCY

References to C$ refer to Canadian currency, A$ to Australian currency and $ to United States currency. All dollar amounts are expressed in thousands of dollars except references to per ounce and per share amounts.

METRIC CONVERSION TABLE

To Convert Metric Measurement Units	To Imperial Measurement Units	Multiply by
Hectares	Acres	2.4710
Meters	Feet	3.2808
Kilometers	Miles	0.6214
Tonnes	Tons (short)	1.1023
Liters	Gallons	0.2642
Grams	Ounces (troy)	0.0322
Grams per tonne	Ounces (troy) per ton (short)	0.0292

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including all exhibits hereto and any documents that are incorporated by reference as set forth under “Documents Incorporated by Reference”, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and forward-looking information under Canadian securities laws that are intended to be covered by the safe harbor created by such legislation. All statements, other than statements of historical facts, included in this Prospectus, our other filings with the SEC and Canadian securities commissions and in press releases and public statements by our officers or representatives that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements and forward-looking information, including, but not limited to, those listed below. Dollar amounts in U.S. dollars and in thousands.

Operations

•	the results of the Mt Todd FS and its related estimates and projections, including projected free cash flow, future exchange rates and commodity prices;

•	estimates of future operating and financial performance;

•	future exploration plans;

•	our expectation of Mt Todd’s impact, including environmental and economic impacts;

•	estimates of mineral reserves and mineral resources;

•	our belief that using contract mining and power generation, and construction practices commonly used in Australia, creates an opportunity to maintain high capital efficiency at a smaller initial project scale;

•	Our belief that Mt Todd offers strategic optionality through development as a large-scale project or a smaller-scale start-up with subsequent staged expansion;

•	our belief that the feasibility study updated in 2024 demonstrates strong economics for development of a 50,000 tonnes per day (“tpd”) operation;

•	our belief that Mt Todd benefits from its location in a leading mining jurisdiction and offers opportunities to add value through growth of mineral reserves, alternative development strategies, and other de-risking activities;

•	our belief that there is an opportunity to add gold mineral resources beyond presently defined mineral reserves through further exploration;

•	our belief that the Project has high capital efficiency;

•	our belief that interested parties continue to maintain a cautious approach to large-scale development projects;

•	our expectation that using a higher cutoff grade at the start of mine operations will help maintain competitive cash costs;

•	our belief that the scoping study demonstrated the merits of a smaller scale initial project but limited the mine life to a period similar to the mine life shown in the Mt Todd FS;

•	our belief that additional evaluation is needed to incorporate staged development scenarios that should improve resource utilization, mine life, and economic returns;

•	our belief that exploration at Mt Todd has identified additional growth targets immediately outside the Batman deposit;

•	our estimates of future operating and financial performance;

•	our belief that the 3.5% ad valorem royalty regime applied to gold production from Mt Todd represents a nearly 50% reduction in payable royalties and results in improved project economics and shareholder returns when compared to our 2024 updated Mt Todd FS, which included NT royalties equivalent to nearly a 7%, or $765 million, ad valorum rate. Our belief that under the previous net profits royalty regime, our base case economic analysis at an $1,800 gold price over the life of the mine;

•	our belief that the 6,000-7,000 meter Mt Todd drilling program is expected to have an all-in cost of approximately $2,000 and to be completed by year end;

•	our belief our working capital as of June 30, 2024, together with other potential future sources of financing and sales of non-core assets, will be sufficient to fund our currently planned corporate expenses, Mt Todd holding costs, and anticipated discretionary programs for at least one year from the date of issuance of our quarterly report on Form 10-Q;

•	our estimate that the outcome of the Mexico tax matter cannot be reasonably estimated at this time, and our estimate that the effect of the court ruling creates a potential income tax liability of up to approximately $2,000 plus assessable interest and penalties of up to an additional $1,500;

•	our belief that Vista’s long-term viability depends upon our ability to realize value from our principal asset, Mt Todd;

•	our objective to maintain adequate liquidity and minimize dilution as we advance our primary objective to maximize returns to our shareholders by preserving, enhancing, and realizing value from Mt Todd;

•	our estimate that recurring costs will be approximately $6,400 in the ensuing twelve months following June 30, 2024;

•	our belief that our plans to follow our drilling program with technical studies to evaluate an initially smaller-scale, staged development strategy would result in lower initial capital costs;

•

our expectation that Vista will incur approximately $2,500 for its Mt Todd site management and environmental stewardship activities and $4,200 for discretionary programs for the ensuing 12 months following June 30, 2024;

•	our belief that Mt Todd’s attributes and advanced stage of technical evaluation and permitting provide a solid foundation as we seek to maximize shareholder value;

Business and Industry

•	planned or potential expenditures, funding requirements and sources of capital, including near-term sources of additional cash;

•	our expectation that the Company will continue to incur losses and will not pay dividends for the foreseeable future;

•	our belief that we maintain reasonable amounts of insurance;

•	our expectations related to potential changes in regulations or taxation initiatives;

•	the potential that we may grant options and/or other stock-based awards to our directors, officers, employees and consultants;

•	our belief that the Company may be classified as PFIC for U.S. Federal tax purposes in the current year and in one or more future tax years;

•	the potential that we may grant stock-based compensation to our directors, officers, employees and consultants; and

•	the potential that future expenditures may be required for compliance with various laws and regulations governing the protection of the environment.

Forward-looking statements and forward-looking information have been based upon a number of estimates and assumptions including material estimates and assumptions related to our current business and operating plans, as approved by the Company’s Board of Directors; our cash and other funding requirements and timing and sources thereof; results of pre-feasibility and feasibility studies, mineral resource and reserve estimates, preliminary economic assessments and exploration activities; advancements of the Company’s required permitting processes; our experience working with our regulators; current market conditions and project development plans. The words “estimate,” “plan,” “anticipate,” “expect,” “intend,” “believe,” “will,” “may” and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements and forward-looking information. These factors include risks such as:

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Operating Risks

•	feasibility study results and the accuracy of estimates and assumptions on which they are based;

•	mineral resource and mineral reserve estimates, the accuracy of such estimates and the accuracy of sampling and subsequent assays and geologic interpretations on which they are based;

•	technical and operational feasibility and the economic viability of deposits;

•	our ability to raise sufficient capital on favorable terms or at all to meet the substantial capital investment at Mt Todd;

•	our ability to obtain, renew or maintain the necessary licenses, authorizations and permits for Mt Todd, including its development plans and operating activities;

•	market conditions supporting a decision to develop Mt Todd;

•	delays in commencement of construction at Mt Todd;

•	our reliance on third-party power generation for the construction and operation of Mt Todd;

•	increased costs that affect our operations or our financial condition;

•	delays or disruptions in supply chains;

•	our reliance on third parties to fulfill their obligations under agreements with us;

•	whether projects not managed by us will comply with our standards or meet our objectives;

•	whether our acquisition, exploration and development activities, as well as the realization of the market value of our assets, will be commercially successful and whether any transactions we enter into will maximize the realization of the market value of our assets;

•	the success of any future joint ventures, partnerships and other arrangements relating to our properties;

•	perception of the potential environmental impact of Mt Todd;

•	known and unknown environmental and reclamation liabilities, including reclamation requirements at Mt Todd;

•	impacts of noncompliance with applicable laws, regulations, and standards for operating;

•	potential challenges to the title to our mineral properties;

•	opposition to construction or operation of Mt Todd;

•	future water supply issues at Mt Todd;

•	litigation or other legal claims;

•	environmental lawsuits;

Financial and Business Risks

•	fluctuations in the price of gold;

•	inflation and cost escalation;

•	lack of adequate insurance to cover potential liabilities;

•	the lack of cash dividend payments by us;

•	our history of losses from operations;

•	our ability to attract, retain and hire key personnel;

•	volatility in our stock price and gold equities generally;

•	our ability to obtain a development partner or other means of financing for Mt Todd on favorable terms, if at all;

•	our ability to raise additional capital or raise funds from the sale of non-core assets on favorable terms, if at all;

•	general economic conditions adverse to Mt Todd development or operation;

•	the potential acquisition of a control position in the Company for less than fair value as a result of industry consolidation or otherwise;

•	lack of success in our efforts to find an acceptable partner, external financing or other acceptable alternatives to move forward with development of Mt Todd;

•	evolving corporate governance and public disclosure regulations;

•	intense competition in the mining industry;

•	tax legislation, rulings, assessments, initiatives, or changes resulting therefrom on domestic and international levels;

•	fluctuation in foreign currency values;

•	our possible status as a PFIC for U.S. federal tax purposes;

•	cybersecurity breaches that threaten or disrupt our information technology systems;

•	anti-bribery and anti-corruption laws;

•	potential conflicts of interest arising from certain of our directors and officers serving as directors and officers of other companies in the natural resources sector;

Industry Risks

•	inherent hazards of mining exploration, development, and operating activities;

•	a shortage of skilled labor, equipment, and supplies;

•	the accuracy of calculations of mineral reserves and mineral resources and mineralized material and fluctuations therein based on metal prices, estimated costs, and inherent vulnerability of the ore and recoverability of metal in the mining process;

•	changes in environmental regulations to which our exploration and development operations are subject could result in increased operating costs or our ability to operate at all; and

•	changes in greenhouse gas emissions regulations and standards could result in increased operating costs or our ability to operate at all.

For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in such forward-looking statements and forward-looking information, please see “Risk Factors” below in this Prospectus. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that these statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. Except as required by law, we assume no obligation to publicly update any forward-looking statements and forward-looking information, whether as a result of new information, future events or otherwise.

SUMMARY

Overview of the Company

Vista Gold Corp. and its subsidiaries operate as a development stage company in the gold mining industry. Vista does not currently generate cash flows from mining operations. The Company’s flagship asset is the Mt Todd gold project (“Mt Todd” or the “Project”) in Northern Territory, Australia. Mt Todd is among the largest development stage opportunities in Australia. A feasibility study was completed in 2022 and updated in 2024 demonstrating strong economics for development of a 50,000 tpd operation. All major operating and environmental permits necessary to initiate development of Mt Todd are in place.

Mt Todd benefits from its location in a leading mining jurisdiction and demonstrates multiple opportunities to add value through growth of mineral reserves, alternative development strategies, and other de-risking activities. The Project offers strategic optionality through development as a large-scale project or a smaller-scale start-up with subsequent staged expansion.

For additional information on Mt Todd, see the Company’s December 31, 2023 Form 10-K, which is available on EDGAR at www.sec.gov and Vista's website at www.vistagold.com. Our website is referenced for informational purposes only and none of its contents are incorporated herein by reference.

Corporate Information

Vista was originally incorporated on November 28, 1983 under the name “Granges Exploration Ltd.” It amalgamated with Pecos Resources Ltd. during June 1985 and continued as Granges Exploration Ltd. In June 1989, Granges Exploration Ltd. changed its name to Granges Inc. Granges Inc. amalgamated with Hycroft Resources & Development Corporation during May 1995 and continued as Granges Inc. Effective November 1996, Da Capo Resources Ltd. and Granges Inc. amalgamated under the name “Vista Gold Corp.” and, effective December 1997, Vista continued from British Columbia to the Yukon Territory, Canada under the Business Corporations Act (Yukon Territory). On June 11, 2013, Vista Gold continued from the Yukon Territory, Canada to British Columbia, Canada under the Business Corporations Act (British Columbia). The current addresses, telephone and facsimile numbers of our offices are:

Executive Office	Registered and Records Office
8310 S Valley Hwy, Suite 300	1200 Waterfront Centre – 200 Burrard Street
Englewood, Colorado, USA 80112	Vancouver, British Columbia, Canada V7X 1T2
Telephone: (720) 981-1185	Telephone: (604) 687-5744

Recent Developments

In March 2024, we completed an updated feasibility study for Mt Todd in conjunction with our annual reporting of mineral resources and mineral reserves as disclosed in our Form 10-K for the year ended December 31, 2023, as required pursuant to Item 1300 of Regulation S-K (“S-K 1300”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The updated feasibility study reflects changes in project economics since the feasibility study filed in February 2022.

In June 2024, we announced that the Government of the NT passed legislation to enact the Mineral Royalties Act 2024 (“Royalties Act”) effective July 1, 2024. The Royalties Act replaces the prior net profits royalty regime with an ad valorem royalty regime for new mines. The 3.5% royalty to be applied to gold production from Mt Todd represents a nearly 50% reduction in payable royalties. This results in improved project economics and shareholder returns compared to our 2024 updated Mt Todd FS, which included NT royalties equivalent to nearly a 7% ad valorum rate. Under the previous net profits royalty regime, our base case economic analysis at an $1,800 gold price estimated the payment of $765 million in NT royalties over the life of the mine.

On June 21, 2024, we announced that our wholly-owned subsidiary, Vista Gold Australia Pty. Ltd. (“Vista Australia”) had received the third and final instalment payment of $10 million under the royalty agreement between Vista Australia and Wheaton Precious Metals (Cayman) Co., an affiliate of Wheaton Precious Metals Corp. (“Wheaton”) dated December 13, 2023 (“Royalty Agreement”), in relation to Mt Todd.

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The Securities Offered under this Prospectus

The Company may offer the Common Shares, Warrants, Subscription Receipts or Units with a total value of up to $50,000,000 from time to time under this Prospectus, together with any applicable Prospectus Supplement, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the Securities the Company may offer. Each time the Company offers Securities, it will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities, including, to the extent applicable:

•	designation or classification;
•	aggregate offering price;
•	original issue discount, if any;
•	rates and times of payment of dividends, if any;
•	redemption, conversion or exchange terms, if any;
•	conversion or exchange prices, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices and in the securities or other property receivable upon conversion or exchange;
•	restrictive covenants, if any;
•	voting or other rights, if any; and
•	important United States and Canadian federal income tax considerations.

A Prospectus Supplement may also add, update or change information contained in this Prospectus or in documents the Company has incorporated by reference. However, no Prospectus Supplement will offer a security that is not described in this Prospectus.

The Company may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which the Company will provide each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.

Common Shares

The Company may offer Common Shares. The Company may issue Common Shares independently or together with Warrants or Subscription Receipts, and the Common Shares may be attached to or separate from such securities. Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval. Holders of Common Shares are entitled to dividends when and if declared by the Board. The Common Shares are described in greater detail in this Prospectus under “Description of Common Shares”.

Warrants

The Company may offer Warrants for the purchase of Common Shares, in one or more series, from time to time. The Company may issue Warrants independently or together with Common Shares or Subscription Receipts, and the Warrants may be attached to or separate from such securities. Warrants to be issued under this Prospectus may or may not be listed on any securities exchange. The Prospectus Supplement regarding any Warrant to be issued under this Prospectus will provide disclosure regarding whether the Warrants to be issued under such Prospectus Supplement will be listed or are listed on a securities exchange and will be filed in the United States with the SEC.

The Warrants will be evidenced by warrant certificates and may be issued under one or more warrant indentures, which are contracts between the Company and a warrant trustee for the holders of the Warrants. In this Prospectus, the Company has summarized certain general features of the Warrants under “Description of Warrants.” The Company urges you, however, to read any Prospectus Supplement related to the series of Warrants being offered, as well as the complete warrant indentures and warrant certificates that contain the terms of the Warrants. Specific warrant indentures will contain additional important terms and provisions and will be filed in the United States on Form 8-K with the SEC.

Subscription Receipts

The Company may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements, each to be entered into between the Company and an escrow agent, which will establish the terms and conditions of the Subscription Receipts. Each escrow agent will be a financial institution authorized to carry on business as a trustee. A copy of the form of subscription receipt agreement will be filed in the United States on Form 8-K with the SEC.

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In the Prospectus, the Company has summarized certain general features of the Subscription Receipts under “Description of Subscription Receipts”. The Company urges you, however, to read any Prospectus Supplement related to Subscription Receipts being offered, as well as the complete subscription receipt agreement.

Units

The Company may offer Units consisting of Common Shares, Warrants and/or Subscription Receipts to purchase any of such securities in one or more series. This Prospectus contains a summary of certain general features of the Units under “Description of Units.” The Company urges you, however, to read any Prospectus Supplement related to the series of Units being offered. The Company may evidence each series of units by unit certificates that the Company will issue under a separate unit agreement with a unit agent. The Company will file in the United States on Form 8-K with the SEC the unit agreements that describe the terms of the series of Units the Company is offering before the issuance of the related series of Units.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

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RISK FACTORS

Investing in the Securities involves a high degree of risk. Prospective investors in a particular offering of Securities should carefully consider the following risks as well as the other information contained in this Prospectus, any applicable Prospectus Supplement, and the documents incorporated by reference herein before investing in the Securities. If any of the following risks actually occurs, the Company’s business could be materially harmed. The risks and uncertainties described below are not the only ones the Company faces. Additional risks and uncertainties, including those of which the Company is currently unaware or that the Company deems immaterial, may also adversely affect the Company’s business.

Operating Risks

We cannot be assured that the Mt Todd FS has, or future studies will, accurately forecast economic results.

Mt Todd is our principal asset. Our ability to arrange financing to develop Mt Todd and our future profitability depend on the economic and technical feasibility of the Project as established through formal feasibility studies, such as the Mt Todd FS. There can be no assurance that the mining, comminution, gold recovery processes, gold production rates, revenue, and capital and operating costs including taxes and royalties will not vary unfavorably from the estimates and assumptions included in the Mt Todd FS, or any future studies.

Mt Todd requires substantial capital investment, and we may be unable to raise sufficient capital on favorable terms or at all.

Ongoing site costs, construction, operation and reclamation of Mt Todd will require significant capital. Our ability to raise sufficient capital and/or secure a development partner or other form of transaction on satisfactory terms, if at all, will depend on several factors, including the Mt Todd FS or any future studies, applicable laws and regulations, acquisition of the requisite permits, macroeconomic conditions, and future gold prices. Uncontrollable factors or other factors such as lower gold prices, unanticipated operating or permitting challenges, inability to secure a development partner or other form of transaction, actual and perceived environmental impacts, or illiquidity in the debt or equity markets, including the cost of capital and other conditions of financing arrangements that impose restrictive covenants and security interests that may affect the Company’s ability to operate as intended and ultimately its ability to continue as a going concern, could impede our ability to finance ongoing and future activities at Mt Todd on acceptable terms, or at all.

If we decide to construct the mine at Mt Todd, we will assume substantial reclamation obligations resulting in a material financial obligation.

The Mt Todd site was not reclaimed when the original mine closed. Although we are not currently responsible for the reclamation of these historical disturbances, we will accept full responsibility for them if and when we make a decision to finance and construct the mine and provide notice to the NT Government of our intention to take over and assume the management, operation and rehabilitation of Mt Todd. At such time, we will be required to provide a bond or other surety in a form and amount satisfactory to the NT Government that would cover the prospective expense to reclaim the Mt Todd property. In addition, the regulatory authorities may increase reclamation and bonding requirements from time to time. The satisfaction of these bonding requirements and continuing or future reclamation obligations will require a significant amount of capital. There is no assurance that we will be able to provide an acceptable form of bond or other surety, or provide sufficient working capital to complete any required rehabilitation if and when such obligations are assumed by the Company.

There may be delays in the construction of Mt Todd.

Delays in commencing and completing construction could result from factors such as availability and performance of engineering and construction contractors, suppliers, consultants, and employees; availability of required equipment; delays in receiving any required approvals and authorizations; and availability of capital. Any delay in performance by any one or more of the contractors, suppliers, consultants, employees or other persons on which we depend, or lack of availability of required equipment, or delay or failure to receive required governmental approvals or financing could delay, prevent commencement of, or interrupt construction at Mt Todd. There can be no assurance of whether or when construction at Mt Todd will start, the duration of the construction period, or that the necessary personnel, equipment, supplies, or other resources will be available to the Company if and when construction is started.

Increased costs could impede our ability to become profitable.

Capital and operating costs at mining operations are subject to variation due to a number of factors, such as changing ore grade, changing metallurgy, and revisions to mine plans in response to changing commodity prices, additional drilling results and updated geologic interpretations. In addition, costs are affected by the cost of capital, tax and royalty regimes, trade tariffs, the global cost of mining and processing equipment, commodity prices, and foreign exchange rates, as well as the costs of fuel, electricity, operating supplies, and appropriately skilled labor. These costs are at times subject to volatile price movements, including increases that could make future development and production at Mt Todd less profitable or uneconomic. This could have a material adverse effect on our business prospects, results of operations, cash flows and financial condition.

We cannot be assured that we will have an adequate water supply for mining operations at Mt Todd.

Water at Mt Todd is expected to be provided from a freshwater reservoir that is fed by seasonal rains. Insufficient rainfall, or drought-like conditions in the area feeding the reservoir could limit or extinguish this water supply. Sufficient water resources may not be available, resulting in curtailment or stoppage of operations until the water supply is replenished. This could have a material adverse effect on our business prospects, results of operations, cash flows and financial condition.

We rely on third parties to fulfill their obligations under agreements.

Our business strategy includes entering into agreements with third parties (“Third Parties”). Such Third Parties may: (i) have economic or business interests or goals that are inconsistent with or opposed to ours; (ii) have rights in conflict with what we believe to be in our best interests; (iii) take action contrary to our policies or objectives; or (iv) as a result of financial or other reasons, be unable or unwilling to fulfill their obligations under the agreement(s). Any one or a combination of these could result in liabilities for us and/or could adversely affect the value of the related project(s) and, by association, damage our reputation and consequently our ability to acquire or advance other projects and/or attract future Third Parties.

Our exploration and development interests are subject to evolving environmental regulations.

Our property and royalty interest are subject to environmental regulations. Environmental legislation is becoming more restrictive, with stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental laws and regulations will not adversely affect our interests. Currently, our property and royalty interests are subject to environmental laws and regulations in Australia and the U.S.

We could be subject to environmental lawsuits.

Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by environmental nuisance, the release of hazardous substances or other waste material into the environment on or around our properties. There can be no assurance that our defense of such claims would be successful. This could have a material adverse effect on our business prospects, results of operation, cash flows, financial condition, and corporate reputation.

We may have material undisclosed environmental liabilities of which we are not aware.

Vista has been engaged in gold exploration since 1983. Since inception, the Company has been involved in numerous exploration projects in many jurisdictions. There may be environmental liabilities associated with disturbances at these projects for which the Company may be identified as a responsible or potentially responsible party, regardless of its level of involvement in creating the related disturbance. We may not be aware of such claims against the Company until regulators provide notice thereof. Consequently, we may have material undisclosed environmental responsibilities which could negatively affect our business prospects, results of operations, cash flows, financial condition, and corporate reputation.

There may be challenges to our title to mineral properties.

There may be challenges to our title to our mineral properties. If there are title defects with respect to any of our properties, we may be required to compensate other persons or reduce or lose our interest in the affected property. In any such case, the investigation and resolution of title issues could divert Company resources from our core strategies.

Opposition to Mt Todd could have a material adverse effect.

There is generally an increasing level of public concern relating to extractive industries. Opposition to extractive industries, or our development and operating plans at Mt Todd specifically, could have adverse effects on our reputation and support from other stakeholders. As a result, we may be unable to secure adequate financing or complete other activities necessary to continue our planned activities. Any resulting delays or an inability to develop and operate Mt Todd as planned could have a material adverse effect on our business prospects, results of operations, cash flows, financial condition and corporate reputation.

Our exploration and development activities, strategic transactions, or any acquisition activities may not be commercially successful and could fail to lead to gold production or fail to add value.

Substantial expenditures are required to acquire gold properties, establish mineral reserves through drilling and analysis, develop metallurgical processes to extract metal from the ore and develop the mining and processing facilities and infrastructure at any site chosen for mining. We cannot be assured that any such activities will be commercially successful, lead to gold production, or add value.

Financial and Business Risks

We have a history of losses, and we do not expect to generate earnings from operations or pay dividends in the near term, if at all.

We are a development stage issuer, and we devote our efforts to our development stage property, Mt Todd. We do not currently produce gold and do not currently generate operating earnings from gold production. We finance our business activities principally by issuing equity.

We have incurred losses in all annual periods since 1998, except for the years ended December 31, 2011, during which we recorded non-cash net gains, December 31, 2015 during which we recorded gains related to research and development refunds, and December 31, 2020 during which we monetized certain mineral property interests. We expect to continue to incur losses. We have no history of paying cash dividends and we do not expect to be able to pay cash dividends or to make any similar distribution of cash or other assets in the foreseeable future, if at all.

A substantial or extended decline in gold prices would have a material adverse effect on the value of our assets and on our ability to raise capital and could result in lower than estimated economic returns.

The value of our assets, our ability to raise capital and our future economic returns are substantially dependent on the price of gold. The gold price is volatile and is affected by numerous factors beyond our control. Factors tending to influence gold prices include:

•	gold sales or leasing by governments and central banks or changes in their monetary policy, including gold inventory management and reallocation of reserves;
•	speculative short or long positions on futures markets;
•	the relative strength of the U.S. dollar;
•	current, or expectations of future, rates of inflation or interest rates;
•	changes to economic conditions in the United States, China, India and other industrialized or developing countries;
•	geopolitical conflicts;
•	changes in jewelry, investment or industrial demand;
•	changes in supply from production, disinvestment, and scrap; and
•	forward sales by producers in hedging or similar transactions.

A substantial or extended decline in the gold price could:

•	negatively impact our ability to raise capital on favorable terms, or at all;
•	negatively affect our ability to find a partner, investor or lender for the development of Mt Todd;
•	jeopardize the development of Mt Todd;
•	reduce our existing estimated mineral resources and reserves by removing material from these estimates that could not be economically processed at lower gold prices;
•	reduce the potential for future revenues from gold projects in which we have an interest;
•	reduce funds available to operate our business; and
•	reduce the market value of the Common Shares and our assets.

Industry consolidation could result in the acquisition of a control position in the Company for less than fair value.

Consolidation within the industry is a growing trend. As a result of the broad range of market and industry factors including the price of gold, we believe the current market value of the Common Shares does not reflect the fair value of the Company’s assets. These conditions could result in the acquisition of a control position, or attempted acquisition of a control position in the Company at what we believe to be less than fair value. This could result in substantial costs to us and divert our management’s attention and resources. A completed acquisition could result in realized losses for shareholders of the Company.

We may be unable to raise additional capital on favorable terms, or at all.

Our exploration and, if warranted, development activities and the construction and start-up of any mining operation require substantial amounts of capital. To develop Mt Todd, acquire attractive gold or other projects, and/or continue our business, we will have to secure a development partner or otherwise source sufficient equity, debt or other forms of capital, raise additional funds from the sale of non-core assets and / or seek additional sources of capital from other external sources. There can be no assurance that we will be successful in securing a development partner or otherwise raising additional capital on acceptable terms, including the cost of such capital and other conditions of financing arrangements that impose restrictive covenants and security interests that may affect the Company’s ability to operate as intended and ultimately its ability to continue as a going concern. If we cannot raise sufficient additional capital, we may be required to substantially reduce or cease operations, any of which may affect our ability to continue as a going concern.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all its phases. Some of our competitors are much larger, established companies with greater financial and technical resources than ours. We compete with other companies for attractive mining properties, for capital, for equipment and supplies, for outside services and for qualified managerial and technical employees. Access to financing, equipment, supplies, skilled labor, and other resources may also be affected by competition from non-mining related commercial sectors. If we are unable to raise sufficient capital, we will be unable to execute exploration and development programs, or such programs may be reduced in scope. Competition for equipment and supplies could result in shortages of necessary supplies and/or increased costs. Competition for outside services could result in increased costs, reduced quality of service and/or delays in completing services. If we cannot successfully retain or attract qualified employees, our ability to advance the development of Mt Todd, to attract necessary financing, to meet all our environmental and regulatory responsibilities, or to take opportunities to improve our business, could be negatively affected. This could have a material adverse effect on our business prospects, results of operations, cash flows and financial condition.

The occurrence of events for which we are not insured may affect our cash flow and overall profitability.

We maintain insurance policies that mitigate certain risks related to our assets and business activities. This insurance is maintained in amounts that we believe to be reasonable based on the circumstances surrounding each identified risk. However, we may elect to limit or not maintain insurance for certain risks because of the high premiums associated with insuring those risks in relation to potential perils or for various other reasons. In other cases, insurance may not be available for certain risks. We do not insure against political risk. The occurrence of events for which we are not insured adequately, or at all, could result in significant losses that could materially adversely affect our financial condition and our ability to fund our business.

Currency fluctuations may adversely affect our costs.

We have material property interests in Australia. Most costs in Australia are incurred in the local currency. Appreciation of the Australian dollar, if any, against the U.S. dollar effectively increases our cost of doing business. This could have the effect of increasing the amount of capital required to continue to maintain, explore and develop Mt Todd, reducing the pace at which it is explored and developed, and/or cause activities to be suspended either temporarily or permanently.

The Company may be classified as a “passive foreign investment company,” which would have adverse U.S. federal income tax consequences for U.S. shareholders.

U.S. shareholders of Common Shares should be aware that the Company believes it was classified as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for its most recently completed tax year ended December 31, 2025, and based on current business plans and financial expectations, the Company believes that it may be classified as a PFIC for its current tax year and in one or more future tax years. If the Company is classified as a PFIC for any year during a U.S. shareholder’s holding period, then such U.S. shareholder generally will be required to treat any gain realized upon a disposition of Common Shares, or any so-called “excess distribution” received on its Common Shares, as ordinary income (and not eligible for certain preferential tax rates) generally at the highest tax rate applicable to such ordinary income, and to pay an interest charge on a portion of such gain or distributions, unless the shareholder makes a timely and effective “qualified electing fund” (“QEF”) election within the meaning of Section 1295 of the Code (a “QEF Election”) with respect to the Company and each of its non-U.S. subsidiaries that are classified as a PFIC or a “mark-to-market” election within the meaning of Section 1296 of the Code (a “Mark-to-Market Election”) with respect to the Common Shares. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. shareholder. A U.S. shareholder who makes a QEF Election generally must report on a current basis its share of the net capital gain and ordinary earnings of the Company for any year in which the Company is PFIC, whether or not the Company distributes any amounts to its shareholders. U.S. shareholders should be aware that there can be no assurance that the Company will be able to satisfy record keeping requirements that apply to a QEF, or that the Company will supply U.S. shareholders with information that such U.S. shareholders require to report under the QEF rules, in the event that the Company is a PFIC and a U.S. shareholder wishes to make a QEF Election. Thus, U.S. shareholders may not be able to make a QEF Election with respect to the Company. A U.S. shareholder who makes the Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the shareholder’s adjusted tax basis therein. Each U.S. shareholder should consult its own tax advisor regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences, including without limitation the PFIC rules, of the acquisition, ownership, and disposition of Common Shares.

Certain directors and officers may serve as directors and officers of other companies in the natural resources sector.

While there are no known existing or potential conflicts of interest between Vista and any of its directors or officers, certain of the directors and officers do or may serve as directors and officers of other natural resource companies and therefore it is possible that a conflict may arise between their duties as a director or officer of Vista and their duties as a director or officer of such other companies. The directors and officers of Vista are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and disclosure of conflicts of interest. Should any director or officer breach the duties imposed upon them by applicable laws, such actions or inactions could have a material adverse effect on our business prospects, results of operations, cash flows, financial position, and corporate reputation.

Industry Risks

Calculations of mineral resources and mineral reserves are estimates only and subject to uncertainty.

Estimation of mineral resources and mineral reserves is an imprecise process and the accuracy of such estimates is a function of the quantity and quality of available data, assumptions used, and judgments made in interpreting geological information and estimating future capital and operating costs. There is significant uncertainty in mineral resources and mineral reserves estimates, and the economic results of mining a mineral deposit may differ materially from the estimates as additional data develops, interpretations change, or actual economic conditions vary from the estimates used.

Estimated mineral resources and mineral reserves may be materially affected by other factors.

In addition to uncertainties inherent in estimating mineral resources and mineral reserves, other factors may adversely affect estimated mineral resources and mineral reserves. Such factors may include but are not limited to metallurgical, environmental, permitting, legal, title, taxation, socio-economic, marketing, political, gold prices, and capital and operating costs. Any of these or other adverse factors may reduce or eliminate estimated mineral reserves and mineral resources and could have a material adverse effect on our business prospects, results of operations, cash flows, financial position, and corporate reputation.

Feasibility studies and other technical studies are estimates only and subject to uncertainty.

Feasibility studies, such as our Mt Todd FS, and other technical studies are used to estimate the economic viability of an ore deposit, as are preliminary feasibility studies, preliminary economic assessments, and scoping studies. Feasibility studies are the most detailed studies and reflect higher levels of confidence in estimated production rates, and capital and operating costs. Accepted levels of confidence required to meet the standards set out in S-K 1300 are plus or minus 15% for feasibility studies, plus or minus 25-30% for preliminary feasibility studies and plus or minus 35-40% for preliminary economic assessments. Confidence levels for scoping studies may vary, but generally provide less confidence than preliminary economic assessments. These thresholds reflect the levels of confidence that exist at the time the study is completed. Subsequent changes to metal prices, foreign exchange rates (if applicable), reclamation requirements, operating and capital costs, and other variables may cause actual results of economic viability to differ materially from these estimates. Results of any subsequent Mt Todd feasibility study may be less favorable than the current Mt Todd FS.

Mining companies are increasingly required to consider and provide benefits to the communities, regions, and countries in which they operate, and are subject to extensive environmental, health and safety laws and regulations.

As a result of public concern about the real or perceived detrimental effects of economic globalization, global climate impacts, and other adverse environmental effects resulting from the operation of extractive industries, businesses in general and the mining industry in particular face increasing public scrutiny of their activities. These businesses are under pressure to demonstrate that as they seek to generate satisfactory returns on investment to shareholders, other stakeholders including employees, governments, Aboriginal peoples, communities surrounding operations, adjacent regions, and the countries in which they operate, such constituencies benefit and will continue to benefit from their commercial activities. The potential consequences of these pressures include reputational damage, delays, suspension of activities, legal claims, increased costs, increased social investment obligations, difficulty in acquiring permits, and increased taxes and royalties payable to governments and communities.

Mining exploration, development and operating activities are inherently hazardous.

Mineral exploration and development involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Projects and operations in which we have direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development, and production of gold and other metals, any of which could result in work stoppages, damage to property, physical harm and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or, we could elect not to be insured against such liabilities due to high premium costs or other reasons, or our insurance for a particular event or circumstance might be insufficient, in which event we could incur significant costs that could have a material adverse effect on our business prospects, results of operations, cash flows, financial position, and corporate reputation.

Pending or future legislation and regulations or other standards intended to address climate change could result in increased operating costs.

Gold production is energy intensive, resulting in a significant carbon footprint. A number of governments, governmental bodies, the World Bank and/or other entities maintain, have introduced, or are contemplating laws, regulations and standards in response to potential impacts of climate change. This type of legislation and possible future legislation and increased regulation regarding climate change could impose significant costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations.

Pending or future initiatives involving taxation could result in increased taxes and operating costs.

There is growing attention from the media and the public to perceived international tax avoidance techniques which could result in escalating rates of poverty, inequality and unemployment in host countries. Initiatives like the Base Erosion and Profit Shifting project led by the Organization for Economic Cooperation and Development and specific country legislative measures, including Australia, aim to reform the system of international taxation to minimize international tax avoidance techniques. This initiative and possible future initiatives could result in increased tax expenses and related compliance costs for Mt Todd or other future mining operations.

Securities Risks

Our share price may be volatile and your investment in our Common Shares could suffer a decline in value.

Broad market and industry factors may adversely affect the price of our Common Shares, regardless of our actual performance. Factors that could cause fluctuation in the price of our Common Shares may include, among other things:

•	changes in financial estimates by us or by any securities analysts who might cover our stock market performance;
•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the mining industry;
•	speculation about our business in the press or the investment community;
•	conditions or trends in our industry or the economy generally;
•	decreases in the prices of gold;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;
•	inability to find a development partner, investor or lender on acceptable terms for the development of Mt Todd;
•	additions or departures of key personnel;
•	delisting of Common Shares on the Toronto Stock Exchange (the “TSX”) or the NYSE American;
•	issuance of Common Shares by the Company; and
•	sales of our Common Shares, including sales by our directors, officers, or significant stockholders.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation or other securities claims could result in substantial costs to us and divert our management’s attention and resources.

Potential dilution.

Our constating documents allow us to issue an unlimited number of Common Shares for such consideration and on such terms and conditions as shall be established by the Board of Directors, in many cases, without the approval of shareholders. We may issue Common Shares in offerings from treasury (including through the sale of securities convertible into or exchangeable for Common Shares) and on the exercise of stock options or other securities exercisable for Common Shares. We cannot predict the size of future issuances of Common Shares or the effect that future issuances and sales of Common Shares will have on the market price of the Common Shares. Issuances of a substantial number of additional Common Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for the Common Shares. With any additional issuance of Common Shares, investors will suffer dilution to their shareholder interest and voting power.

Holders of our Common Shares may not receive dividends.

We have not historically declared cash dividends on our Common Shares. Holders of our Common Shares are entitled to receive only such dividends as our Board of Directors may declare out of funds legally available for such payments. Our ability to pay dividends will be subject to our future earnings, capital requirements and financial condition, as well as our compliance with covenants related to any future indebtedness and would only be declared in the discretion of our Board of Directors.

We are subject to the continued listing criteria of the NYSE American and the TSX and our failure to satisfy these criteria may result in delisting of our Common Shares.

Our Common Shares are currently listed on the NYSE American and the TSX. In order to maintain the listing, we must maintain certain share prices, financial, and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to objective standards, the NYSE American and the TSX may delist the securities of any issuer if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American or TSX inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the listing requirements of the NYSE American or TSX; if an issuer’s shares of common stock sell at what the NYSE American or the TSX considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by the NYSE American or TSX; or if any other event occurs or any condition exists which makes continued listing on the NYSE American or TSX, in their opinion, inadvisable.

General Risks

We may experience cybersecurity breaches which may result in information theft, data corruption, operational disruption, disclosure of confidential business information, misdirected wire transfers, reputational harm, or financial loss.

Regular access to and security of information technology systems are critical to Vista’s operations. To Vista’s knowledge, it has not experienced any material losses relating to disruptions to its information technology systems. Vista has implemented policies, controls, and practices to manage and safeguard Vista and its stakeholders from internal and external cybersecurity threats and to comply with changing legal requirements and industry practice. Cyber risks cannot be fully mitigated, and these threats are continuing to evolve. Therefore, Vista cannot assure that its information technology systems are fully protected from cybercrime or that the systems will not be inadvertently compromised, or without failures or defects. Potential disruptions to Vista’s information technology systems, including, without limitation, security breaches, power loss, theft, computer viruses, cyber-attacks, natural disasters, and noncompliance by third party service providers and inadequate levels of cybersecurity expertise and safeguards of third party information technology service providers, may adversely affect the operations of Vista as well as present significant costs and risks including, without limitation, loss or disclosure of confidential, proprietary, personal or sensitive information and third party data, material adverse effect on its financial performance, compliance with its contractual obligations, compliance with applicable laws, damaged reputation, remediation costs, potential litigation, regulatory enforcement proceedings and heightened regulatory scrutiny.

We are subject to anti-bribery and anti-corruption laws.

Our operations are governed by, and involve interactions with, many levels of government in several countries. We are required to comply with anti-corruption and anti-bribery laws in the countries in which we conduct our business. In recent years, there has been a general increase in both the frequency of enforcement and the severity of penalties under such laws, resulting in greater scrutiny and punishment of companies convicted of violating anti-corruption and anti-bribery laws. Furthermore, a company may be found liable for violations committed by not only its employees, but also by its contractors and third-party agents. Although we have adopted internal control policies to mitigate such risks, there can be no assurance that our internal control policies and procedures will always protect us from recklessness, fraudulent behavior, dishonesty or other inappropriate acts committed by our affiliates, employees or agents and such measures may not always be effective in ensuring that we, our employees, contractors or agents will comply strictly with such laws. If we find ourselves subject to an enforcement action or are found to be in violation of such laws, this could lead to civil and criminal fines and penalties, investigation and litigation, and loss of operating licenses or permits, resulting in a material adverse effect on our reputation and results of operations.

Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance.

We are subject to changing rules and regulations promulgated by numerous governmental and self-regulated organizations, including but not limited to the British Columbia Securities Commission, the SEC, the TSX, the NYSE American, and the Financial Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity and many new requirements have been created in response to laws enacted by the United States Congress, making compliance increasingly more difficult and uncertain, which could have an adverse effect on our reputation and our stock price.

We are or may become subject to data privacy laws, regulations, litigation and directives relating to our processing of personal information.

The jurisdictions in which we operate (including the United States) have laws governing how we must respond to a cyber incident that results in the unauthorized access, disclosure, or loss of personal information. Additionally, new laws and regulations governing data privacy and unauthorized disclosure of personal information and imposing certain cybersecurity-related requirements may provide for a private right of action and imposition of significant fines, pose increasingly complex compliance challenges. Some or all of such legislation will elevate our compliance costs over time. Our business involves collection, use, and other processing of personal information and personally identifiable information of our employees, investors, contractors, suppliers, and customer contacts. As legislation continues to develop and cyber incidents continue to evolve, we will likely be required to expend significant resources to continue to modify or enhance our protective measures to comply with such legislation and to detect, investigate and remediate vulnerabilities to cyber incidents that relate to data privacy. Any failure by us, or a company we acquire, to comply with such laws and regulations could result in reputational harm, loss of goodwill, penalties, liabilities, remediation costs, or mandated changes in our business practices. Each has the potential to materially impact our financial condition.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows the Company to “incorporate by reference” information it files with the SEC. This means that the Company can disclose important information to you by referring you to those documents. Any information the Company references in this manner is considered part of this Prospectus. Information the Company files with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus.

The following documents which have been filed by the Company with securities commissions or similar authorities in Canada and with the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus.

(a)	the Annual Report on Form 10-K of the Company, for the year ended December 31, 2023, which report contains the audited consolidated financial statements of the Company and the notes thereto as at December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, together with the auditors’ reports thereon and the related management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2023 and 2022, as filed with the SEC on March 14, 2024;

(b)	the Company’s Proxy Statement on Schedule 14A, dated March 19, 2024, in connection with the Company’s April 30, 2024 annual general meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on March 19, 2024;

(c)	the Quarterly Report on Form 10-Q of the Company, for the quarter ended March 31, 2024, which report contains the unaudited consolidated financial statements of the Company and the notes thereto as at March 31, 2024 and for the three months ended March 31, 2024 and 2023 and the related management’s discussion and analysis of financial condition and results of operations for the quarters ended March 31, 2024 and 2023, as filed with the SEC on May 2, 2024;

(d)	the Quarterly Report on Form 10-Q of the Company, for the quarter ended June 30, 2024, which report contains the unaudited consolidated financial statements of the Company and the notes thereto as at June 30, 2024 and for three and six months ended June 30, 2024 and 2023 and the related management’s discussion and analysis of financial condition and results of operations for the quarters ended June 30, 2024 and 2023, as filed with the SEC on July 29, 2024;

(e)	the Company’s Current Report on Form 8-K as filed on January 5, 2024, January 18, 2024, February 15, 2024, February 28, 2024, March 4, 2024 and May 2, 2024;

(f)	the description of the Company’s common stock contained in its registration statement on Form 8-A filed on January 4, 1988, including any amendment or report filed for purposes of updating such description; and

(g)	all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this Prospectus but before the end of the offering of the securities made by this Prospectus.

We also hereby specifically incorporate by reference all filings filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement on Form S-3 to which this Prospectus relates and prior to effectiveness of such registration statement.

You may obtain copies of any of these documents by contacting us at the address and telephone number indicated below or by contacting the SEC as described below. You may request a copy of these documents, and any exhibits that have specifically been incorporated by reference as an exhibit in this prospectus supplement, at no cost, by writing or telephoning to:

Vista Gold Corp.

8310 S Valley Hwy, Suite 300

Englewood, Colorado 80112

Attention: Douglas L. Tobler, Chief Financial Officer

(720) 981-1185

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used by the Company for development of existing or acquired mineral properties and may also be used for acquisitions, working capital requirements, to repay indebtedness outstanding from time to time or for other general corporate purposes. The Company may, from time to time, issue Common Shares or other securities otherwise than through the offering of Securities pursuant to this Prospectus. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of securities.

MARKET FOR COMMON SHARES

Market and Trading Symbol of Common Shares

The Common Shares of Vista Gold are listed on the NYSE American and the Toronto Stock Exchange under the trading symbol “VGZ”. On October 15, 2024, the last reported sale price of the Common Shares of Vista on the NYSE American was $0.72 and on the Toronto Stock Exchange was C$0.99, there were 123,058,809 Common Shares issued and outstanding, and we had approximately 215 registered shareholders of record.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to investors described therein of acquiring Securities including, in the case of investors who are not residents of Canada for purposes of the Income Tax Act (Canada), whether payment of any amount in respect of a security will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement will also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Securities by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), if applicable, including, to the extent applicable, any such consequences relating to Securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special terms.

DESCRIPTION OF COMMON SHARES

The Company is authorized to issue an unlimited number of Common Shares, without par value, of which 123,058,809 are issued and outstanding as at the date of this Prospectus.

Under our Stock Option Plan (the “Plan”), our Long-Term Equity Incentive Plan (the “LTIP”) and our Deferred Share Unit Plan (the “DSU Plan”), we may grant options, RSUs or restricted stock awards, and/or DSUs to our directors, officers, employees and consultants. The combined maximum number of our Common Shares that may be reserved for issuance under the Plan, the LTIP and the DSU Plan is a variable number equal to 10% of the issued and outstanding Common Shares on a non-diluted basis. Options, RSUs and DSUs under the Plan, LTIP and DSU Plan, respectively, are granted from time to time at the discretion of the Board, with vesting periods and other terms as determined by the Board. There are options outstanding to purchase up to 50,000 Common Shares at a price of $0.51. There are 2,767,673 restricted stock units and 1,661,000 deferred share units outstanding. Upon the vesting conditions being met a holder of restricted stock units or deferred share units is entitled to receive one Common Share for each restricted stock unit held.

The Company may issue Common Shares independently or together with Warrants or Subscription Receipts, and the Common Shares may be attached to or separately from such securities.

Holders of Common Shares are entitled to receive notice of and to attend any meetings of shareholders of the Company and at any meetings of shareholders to one vote for each Common Share held, to receive dividends as and when declared by the directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

DESCRIPTION OF WARRANTS

The following description, together with the additional information the Company may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Warrants that the Company may offer under this Prospectus, which will consist of Warrants to purchase Common Shares and may be issued in one or more series. Warrants may be offered independently or together with Common Shares or Subscription Receipts offered by any Prospectus Supplement, and may be attached to or separate from those Securities. While the terms the Company has summarized below will apply generally to any Warrants that it may offer under this Prospectus, the Company will describe the particular terms of any series of Warrants that it may offer in more detail in the applicable Prospectus Supplement. The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Warrants will be issued under and governed by the terms of one or more warrant indentures (each a “Warrant Indenture”) between the Company and a warrant trustee (the “Warrant Trustee”) that the Company will name in the relevant Prospectus Supplement or the terms of a stand-alone warrant certificate (“Warrant Certificate”) if a Warrant Indenture is not used. Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof or in the United States, as may be permitted by law, and authorized to carry on business as a trustee.

This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any Warrant Indenture, Warrant Certificate and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture or Warrant Certificate. Prospective investors should refer to the Warrant Indenture or Warrant Certificate relating to the specific Warrants being offered for the complete terms of the Warrants. The Company urges you to read the applicable Prospectus Supplement related to the applicable Warrants that the Company sells under this Prospectus, as well as the complete Warrant Indenture and/or Warrant Certificate. In the United States, the Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, any Warrant Indenture and/or Warrant Certificate describing the terms and conditions of Warrants the Company is offering before the issuance of such Warrants.

Warrants

The particular terms of each issue of Warrants will be described in the applicable Prospectus Supplement. This description will include, where applicable:

●	the designation and aggregate number of Warrants;
●	the price at which the Warrants will be offered;
●	the currency or currencies in which the Warrants will be offered;
●	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;
●	the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;
●	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;
●	the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;
●	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;
●	whether the Company will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;
●	whether the Warrants will be listed on any exchange;
●	material United States and Canadian federal income tax consequences of owning the Warrants; and
●	any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the Common Shares that the Company specifies in the applicable Prospectus Supplement at the exercise price that the Company describes therein. Unless the Company otherwise specifies in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that the Company sets forth in the applicable Prospectus Supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant Certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee or the Company if there is no Warrant Trustee in immediately available funds, as provided in the applicable Prospectus Supplement. The Company will set forth on the Warrant Certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee or the Company if there is no Warrant Trustee.

Upon receipt of the required payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee or the principal offices of the Company if there is no Warrant Trustee or any other office indicated in the applicable Prospectus Supplement, the Company will issue and deliver the Common Shares purchasable upon such exercise. If fewer than all of the Warrants represented by the Warrant Certificate are exercised, then the Company will issue a new Warrant Certificate for the remaining amount of Warrants. If the Company so indicates in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

The Warrant Indenture and/or Warrant Certificate will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for, or on the conversion of, or in respect of, the Common Shares to which the holder of a Common Share would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Warrants.

Global Securities

The Company may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture and/or Warrant Certificate will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture and/or Warrant Certificate.

The Company may amend any Warrant Indenture, Warrant Certificate and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The Company may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants or a combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”), which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof or in the United States, as may be permitted by law, and authorized to carry on business as a trustee. In the United States, the Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, any Subscription Receipt Agreement describing the terms and conditions of Subscription Receipts the Company is offering before the issuance of such Subscription Receipts.

The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement. The Company urges you to read the applicable Prospectus Supplement related to the particular Subscription Receipts that the Company sells under this Prospectus, as well as the complete Subscription Receipt Agreement.

The Prospectus Supplement relating to any Subscription Receipts the Company offers will describe the Subscription Receipts and include specific terms relating to their offering. All such terms will comply with the requirements of applicable securities exchanges relating to Subscription Receipts. If underwriters or agents are used in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriters or agents.

General

The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts the Company offers will describe the specific terms of the Subscription Receipts and may include, but are not limited to, any of the following:

●	the designation and aggregate number of Subscription Receipts offered;
●	the price at which the Subscription Receipts will be offered;
●	the currency or currencies in which the Subscription Receipts will be offered;
●	the designation, number and terms of the Common Shares, Warrants or combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;
●	the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Warrants or a combination thereof;
●	the procedures for the issuance and delivery of Common Shares, Warrants or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;
●	whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Warrants or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on Common Shares by the Company to holders of record during the period from the date of issuance of the Subscription Receipts to the date of issuance of any Common Shares pursuant to the terms of the Subscription Receipt Agreement);
●	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;
●	the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Warrants or a combination thereof pending satisfaction of the Release Conditions;
●	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;
●	if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

●	procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;
●	any contractual right of rescission to be granted to initial purchasers of Subscription Receipts in the event this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;
●	any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;
●	whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;
●	whether the Company will issue the Subscription Receipts as bearer securities, registered securities or both;
●	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts;
●	the identity of the Escrow Agent;
●	whether the Subscription Receipts will be listed on any exchange;
●	material United States and Canadian federal tax consequences of owning the Subscription Receipts; and
●	any other terms of the Subscription Receipts.

The holders of Subscription Receipts will not be shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants or a combination thereof on exchange of their Subscription Receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, the holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. Common Shares or Warrants may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Anti-Dilution

The Subscription Receipt Agreement will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or Warrants or any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets, the Subscription Receipts will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for, or on the conversion of, or in respect of, the Common Shares or Warrants to which the holder of a Common Share or Warrant would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Subscription Receipts whose Subscription Receipts entitle the holders thereof to receive Common Shares. Alternatively, such securities, evidences of indebtedness or assets may, at the option of the Company, be issued to the Escrow Agent and delivered to holders of Subscription Receipts on exercise thereof. The Subscription Receipt Agreement will also provide that if other actions of the Company affect the Common Shares or Warrants, which, in the reasonable opinion of the directors of the Company, would materially affect the rights of the holders of Subscription Receipts and/or the rights attached to the Subscription Receipts, the number of Common Shares or Warrants which are to be received pursuant to the Subscription Receipts shall be adjusted in such manner, if any, and at such time as the directors of the Company may in their discretion reasonably determine to be equitable to the holders of Subscription Receipts in such circumstances.

Rescission

The Subscription Receipt Agreement will also provide that any misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares or Warrants to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares or Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

Global Securities

The Company may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or a consent in writing from such holders. The number of holders of Subscriptions Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

The Company may amend the Subscription Receipt Agreement, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Subscription Receipts.

DESCRIPTION OF UNITS

The following description, together with the additional information the Company may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that the Company may offer under this Prospectus. While the terms the Company has summarized below will apply generally to any Units that the Company may offer under this Prospectus, the Company will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement. The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

The Company may enter into a form of unit agreement (“Unit Agreement”) between the Company and a unit agent (“Unit Agent”) that describes the terms and conditions of the series of Units the Company is offering, and any supplemental agreements, before the issuance of the related series of Units. In the United States, the Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that the Company files with the SEC, the form of Unit Agreement, if any, that describes the terms and conditions of the series of Units the Company is offering, and any supplemental agreements, before the issuance of the related series of Units.

The following summary of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement, if any, and any supplemental agreements applicable to a particular series of Units. The Company urges you to read the applicable Prospectus Supplements related to the particular series of Units that the Company sells under this Prospectus, as well as the complete Unit Agreement and any supplemental agreements that contain the terms of the Units.

General

The Company may issue units comprising two or more of Common Shares, Warrants and Subscription Receipts in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included security.

The Unit Agreement under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The Company will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

●	the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;
●	any provisions of the governing Unit Agreement that differ from those described below; and
●	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

The provisions described in this section, as well as those described under “Description of Common Shares”, “Description of Warrants” and “Description of Subscription Receipts” will apply to each Unit and to any Common Share, Warrant or Subscription Receipt included in each Unit, respectively.

Issuance in Series

The Company may issue Units in such amounts and in numerous distinct series as the Company determines.

Enforceability of Rights by Holders of Units

Each Unit Agent will act solely as the Company’s agent under the applicable Unit Agreement and will not assume any obligation or relationship of agency or trust with any holder of any Unit. A single bank or trust company may act as Unit Agent for more than one series of Units. A Unit Agent will have no duty or responsibility in case of any default by the Company under the applicable Unit Agreement or Unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon the Company. Any holder of a Unit may, without the consent of the related Unit Agent or the holder of any other Unit, enforce by appropriate legal action its rights as holder under any security included in the Unit.

The Company, the Unit Agents and any of their agents may treat the registered holder of any Unit Certificate as an absolute owner of the Units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the Units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

General

The Company may offer and sell the Securities on a continuous or delayed basis, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices and at-the-market offerings or (iv) other negotiated prices. The Company may only offer and sell the Securities pursuant to a Prospectus Supplement during the 36-month period that this Prospectus, including any amendments hereto, remains effective. The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to the Company from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased. The Company may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities. Any such fee or commission will be paid out of the proceeds of the offering or the general corporate funds of the Company.

By Dealers

If dealers are used, and if so specified in the applicable Prospectus Supplement, the Company will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Agents

The Securities may also be sold through agents designated by the Company. Any agent involved will be named, and any fees or commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Any such fees or commissions will be paid out of the proceeds of the offering or the general corporate funds of the Company. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best-efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by the Company at such prices and upon such terms as agreed to by the Company and the purchaser. In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the Securities offered by this Prospectus may be deemed underwriters under the U.S. Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the U.S. Securities Act.

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under Canadian provincial and territorial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

The Company may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

In connection with any offering of Securities (unless otherwise specified in the Prospectus Supplement), underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The consolidated financial statements of the Company, at December 31, 2023, have been audited by Davidson & Company LLP (“Davidson”), of Vancouver Canada, an Independent Registered Public Accounting Firm and the consolidated financial statements of the Company at December 31, 2022 have been audited by Plant & Moran, PLLC (“Plant Moran”), of Denver, Colorado, an Independent Registered Public Accounting Firm. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The transfer agent and registrar for Common Shares is Computershare Investor Services Inc. at the principal offices in Vancouver and Toronto.

EXPERTS

Information relating to the Company’s mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by Tetra Tech, Inc., Rex Clair Bryan, Thomas L. Dyer, Amy L. Hudson, April Hussey, Chris Johns, Max Johnson, Deepak Malhotra, Maurie Marks, Zvonimir Ponos, Vicki Scharnhorst, Keith Thompson, and John W. Rozelle, and this information has been included in reliance on such companies and persons’ expertise. Each of Tetra Tech, Inc., Rex Clair Bryan, Thomas L. Dyer, Amy L. Hudson, April Hussey, Chris Johns, Max Johnson, Deepak Malhotra, Maurie Marks, Zvonimir Ponos, Vicki Scharnhorst, Keith Thompson, and John W. Rozelle is a qualified person as such term is defined S-K 1300.

None of Tetra Tech, Inc., Rex Clair Bryan, Thomas L. Dyer, Amy L. Hudson, April Hussey, Chris Johns, Max Johnson, Deepak Malhotra, Maurie Marks, Zvonimir Ponos, Vicki Scharnhorst, Keith Thompson, and John W. Rozelle each being companies and persons who have prepared or certified the preparation of reports, statements or opinions relating to the Company’s mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of the Company’s outstanding Common Shares.

The current auditors of the Company are Davidson. Davidson reports that they are independent of the Company in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia and in accordance with the applicable rules and regulations of the SEC. Davidson is registered with the Public Company Accounting Oversight Board. The audited consolidated financial statements of the Company as at December 31, 2023 and for the year ended December 31, 2023 have been audited by Davidson and are incorporated by reference herein in reliance on the authority of said firm as experts in auditing and accounting. The audited consolidated financial statements of the Company as at December 31, 2022 and for the year ended December 31, 2022 have been audited by a prior auditor, Plante & Moran, PLLC and are incorporated by reference herein in reliance on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters related to the Securities offered by this Prospectus will be passed upon on the Company’s behalf by Borden Ladner Gervais LLP, with respect to matters of Canadian law, and Dorsey & Whitney LLP, with respect to matters of United States law.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

VISTA GOLD CORP.

15,600,000
Common Shares

Sole Bookrunner

CIBC

Co-Managers

BMO Capital Markets

Raymond James

H.C. Wainwright & Co.

Tamesis Partners

February 26, 2026